EXHIBIT 10.1

EXECUTION COPY

CONFIDENTIAL TREATMENT

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

ALNYLAM PHARMACEUTICALS, INC.

AND

CUBIST PHARMACEUTICALS, INC.

*Confidential Treatment Requested.  Omitted portions filed separately with the Securities and Exchange Commission (the “Commission”).

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

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		Page

Section 13.4	Captions	86
Section 13.5	Integration	86
Section 13.6	Independent Contractors; No Agency	86
Section 13.7	Submission to Jurisdiction	87
Section 13.8	Assignment; Successors	87
Section 13.9	No Consequential or Punitive Damages	88
Section 13.10	Performance by Affiliates	88
Section 13.11	Force Majeure	88
Section 13.12	Construction	88
Section 13.13	Execution in Counterparts; Facsimile Signatures	89

EXHIBITS

EXHIBIT A	Alnylam Patent Rights
EXHIBIT B	ALN-RSV01
EXHIBIT C	Existing Alnylam In-Licenses
EXHIBIT D	Existing Alnylam Out-Licenses That Include Rights or Options to Licensed Products
EXHIBIT E	Development Plan
EXHIBIT F	Material Agreements Related to Licensed Products in the Territory
EXHIBIT G	Supply Agreement Term Sheet
EXHIBIT H	Milestone Payments Under the Existing Alnylam In-Licenses
EXHIBIT I	Press Release
Schedule 10.7	Disclosure Schedule

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is entered into as of the 9th day of January, 2009 (the “Effective Date”), by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), and Cubist Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 65 Hayden Avenue, Lexington, Massachusetts 02421 (“Cubist”).

INTRODUCTION

WHEREAS, Alnylam owns or controls certain fundamental intellectual properties relating to RNA interference, and is developing therapeutic products targeting respiratory syncytial virus that function through RNA interference, including the proprietary Alnylam product known as ALN-RSV01;

WHEREAS, Cubist desires to develop and commercialize such therapeutic RNA interference products for the treatment of respiratory infections in humans caused by RSV, throughout the world, excluding Japan and certain other countries in Asia;

WHEREAS, Alnylam and Cubist believe that a license and collaboration for such purpose on the terms and conditions of this Agreement would be desirable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

Section 1.1  “Action”.  Action means any threatened, pending or completed claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before, or threatened to be brought to, from, by or before, any Governmental Authority, including interferences, oppositions and patent invalidity suits as described in Section 8.5.

Section 1.2  “Affiliate”.  Affiliate means with respect to any Party, any Person controlling, controlled by or under common control with such Party.  For purposes of this Section 1.2, “control” means (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person, and (b) in the case of a Person that is an entity, but is

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.3  “Alnylam Collaboration IP”.  Alnylam Collaboration IP means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Alnylam or its Affiliates or other persons not employed by Cubist or any of its Affiliates acting on behalf of Alnylam or any of its Affiliates in the conduct of the Collaboration, and (b) any Patent Rights that claim or cover such improvements, discoveries or Know-How and are owned or otherwise Controlled by Alnylam or, subject to Section 13.8, any of its Affiliates, at any time during the Term.  Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.

Section 1.4  “Alnylam In-License”.  Alnylam In-License means (a) the Existing Alnylam In-Licenses, and (b) any other agreement between Alnylam and a Third Party, executed during the Term, pursuant to which Alnylam has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and where (i) the intellectual property that is the subject of such agreement is included within Alnylam Technology, and (ii) such Alnylam Technology is necessary or reasonably useful to Develop, Commercialize or Manufacture Licensed Product in the Field.

Section 1.5  “Alnylam Know-How”.  Alnylam Know-How means Know-How owned or otherwise Controlled by Alnylam or any of its Affiliates as of the Effective Date or as to which Alnylam or, subject to Section 13.8, any of its Affiliates, obtains Control during the Term that is necessary or reasonably useful for Cubist and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to Licensed Product, including their rights to Develop, Manufacture, or Commercialize Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP).

Section 1.6  “Alnylam Patent Rights”.  Alnylam Patent Rights means those Patent Rights owned or otherwise Controlled by Alnylam or any of its Affiliates as of the Effective Date or as to which Alnylam or, subject to Section 13.8, any of its Affiliates, obtains Control during the Term that are necessary or reasonably useful for Cubist and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to Licensed Product, including their rights to Develop, Manufacture, or Commercialize Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP), including the Patent Rights set forth in Exhibit A.

Section 1.7  “Alnylam Sequence Specific Patent Rights”.  Alnylam Sequence Specific Patent Rights means claim(s) contained in Patent Rights comprising Alnylam Technology that are specifically directed to particular sequences of Licensed Products in the Territory.

Section 1.8  “Alnylam Sequence Specific Know-How”.  Alnylam Sequence Specific Know-How means Know-How that is specific to RSV01 Product or to any other particular

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

sequence of Licensed Product, including composition information and any preclinical and clinical test data related to any of the foregoing.

Section 1.9  “Alnylam Technology”.  Alnylam Technology means, collectively, Alnylam Know-How, Alnylam Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP, and any Third Party Technology that is included in the definition of Alnylam Technology after the Effective Date in accordance with Section 8.6.

Section 1.10  “API Bulk Drug Substance”.  API Bulk Drug Substance means Licensed Product in bulk form manufactured for use as an active pharmaceutical ingredient.

Section 1.11  “Asia”.  Asia means Brunei, Cambodia, China (including Hong Kong and Macao, but excluding Taiwan), Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Section 1.12  “Asian Partner”.  Asian Partner means Kyowa Hakko or any other Third Party to whom Alnylam grants licenses under the Alnylam Technology to Develop or Commercialize Licensed Products for use in the Field in Asia, but shall not include a Third Party engaged by Alnylam or any of its Affiliates merely to perform specific discreet tasks as contract services in connection with Alnylam’s Development or Commercialization of Licensed Product.

Section 1.13  “Business Day”.  Business Day means a weekday on which banking institutions in Boston, Massachusetts are open for business.  For purposes of clarity, a Business Day shall not include any Saturday or Sunday or federal or Commonwealth of Massachusetts holiday.

Section 1.14  “Calendar Quarter”.  Calendar Quarter means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on March 31, 2009, and the last Calendar Quarter of the Term shall end on the last day of the Term.

Section 1.15  “Calendar Year”.  Calendar Year means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2009 and the last Calendar Year of the Term shall end on the last day of the Term.

Section 1.16  “Clinical Investigation Laws”.  Clinical Investigation Laws means Laws relating to human clinical investigations, including 21 C.F.R. Parts 50, 54, 56 and 312, and then-current Good Clinical Practice, each as in effect and as amended from time to time.

Section 1.17  “Clinical Regulatory Filings”.  Clinical Regulatory Filings means data, filings or materials relating to Licensed Product submitted to the applicable Regulatory Authorities, including (a) data derived from Clinical Studies, (b) data derived from non-clinical studies, and (c) data, filings or materials relating to or contained in the CMC or a DMF.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.18  “Clinical Study”.  Clinical Study means a Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or Pivotal Clinical Study, as applicable, but excluding any Post-Approval Studies.

Section 1.19  “CMC”.  CMC means the chemistry, manufacturing and controls section of an IND or NDA in the United States, or the equivalent section of regulatory filings made outside the United States.

Section 1.20  “Collaboration”.  Collaboration means the collaboration of the Parties in the activities governed by this Agreement, including such activities relating to the Development and Regulatory Approval of Licensed Product.

Section 1.21  “Commercialization” or “Commercialize”.  Commercialization or Commercialize means (a) pre-launch, launch or post launch activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product, and (b) solely for definitional purposes in implementing the terms of this Agreement, all Post-Approval Medical and Regulatory Activities.  Commercialization includes strategic marketing, market research, sales force recruitment, training and meetings, sales force detailing, sample drops, activities related to managed care accounts and other similar accounts and government programs, activities related to reimbursement, advertising, market and product support, customer support, educational initiatives, product distribution, invoicing, and sales activities.  Commercialization shall not include any activities related to Manufacturing.

Section 1.22  “Commercialization Costs”.  Commercialization Costs means, with respect to Licensed Product in the Field in the Profit-Share Territory, whether or not occurring during Development or Commercialization (a) the costs and expenses incurred by a Party or any of its Related Parties in the Commercialization of Licensed Product, including the costs of advertising, detailing, sales, marketing and promotion of Licensed Product and medical, customer or regulatory support and a reasonable allocation (subject to the oversight of the JCT) of []* for sales force management and support, (b) infrastructure required to support and maintain patient/safety surveillance as required by applicable Regulatory Authorities directly attributable to Licensed Product, including the costs of maintaining the global safety database contemplated under Section 5.9, (c) reasonable out-of-pocket []* costs and expenses incurred by a Party or any of its Related Parties with respect to []*, (d) reasonable out-of-pocket []* incurred by a Party or any of its Related Parties regarding []* under Section 8.4 to the extent such enforcement action is approved by the JSC and reasonable out-of-pocket costs and expenses incurred by a Party or any of its Related Parties and included in Commercialization Costs pursuant to Section []*, in each case with respect to []* in the Field in the Profit-Share Territory, (e) the reasonable out-of-pocket costs and expenses of maintaining Regulatory Approval for Licensed Product, (f) except for those obligations to be paid fully by Alnylam under Section 7.7, []* to the extent reasonably allocable to the Profit-Share Territory, (g) the costs of product recalls, withdrawals, insurance, []* and returned product destruction, and (h) the cost of []*.  In calculated Commercialization Costs, the costs of internal personnel engaged in Commercialization efforts shall be based on the FTE Cost applicable to such efforts, unless another basis is otherwise agreed by the Parties in

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

writing.  For sake of clarity, the FTE Cost of a sales representative does not include []* based on sales of Licensed Product in the Profit-Share Territory, which such []* shall be separately included as a Commercialization Costs budget item.  For purposes of clarity, costs and expenses included in the calculation of N.A. Pre-Tax Profit or Loss, and the deductions specified in the definition of Net Sales or in Development Costs, shall not be double-counted, and shall be determined from the books and records of the applicable Party and its Affiliates maintained in accordance with GAAP, consistently applied.

Section 1.23  “Confidential Information”.  Confidential Information means any and all information and data, including information regarding or included within Alnylam Technology and Cubist Technology and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial or commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.  Alnylam Technology and Alnylam Collaboration IP are Confidential Information of Alnylam. Cubist Technology and Cubist Collaboration IP are Confidential Information of Cubist.  Joint Collaboration IP is the Confidential Information of both Parties.

Section 1.24  “Control” or “Controlled”.  Control or Controlled means, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party; provided that with respect to Third Party Technology obtained by a Party during the Term, Control shall be deemed not to exist unless such Third Party Technology is added to the Alnylam Technology or the Cubist Technology (as the case may be) in accordance with Section 8.6.

Section 1.25  “Cost of Goods Sold”.  Cost of Goods Sold means, with respect to API Bulk Drug Substance, Finished Product or placebo, as the case may be, Manufactured under this Agreement, the reasonable internal and external costs of a Party or any of its Related Parties incurred in Manufacturing such API Bulk Drug Substance, Finished Product or placebo, including:  (a) to the extent that such API Bulk Drug Substance, Finished Product or placebo is Manufactured by a Party or any of its Related Parties, the Cost of Goods Sold of such API Bulk Drug Substance, Finished Product or placebo, consisting of direct material and direct labor costs, []*, all determined in accordance with the books and records of the applicable Party or its Related Party(ies) maintained in accordance with United States GAAP, consistently applied, and (b) to the extent that such API Bulk Drug Substance, Finished Product or placebo is Manufactured by a Third Party manufacturer, the actual fees paid by a Party or any of its Related Parties to the Third Party for the Manufacture, supply, packaging and labeling of such API Bulk Drug Substance, Finished Product or placebo []*, determined in accordance with the books and records of the applicable Party or its Related Party(ies) maintained in accordance with United States GAAP, consistently applied.  Cost of Goods Sold shall not include []*, except with respect to Licensed Product Manufactured by Cubist for Alnylam to supply to its Asian Partner.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.26  “Cover,” “Covering” or “Covered”.  Cover, Covering or Covered means that, with respect to Licensed Product, in the absence of a license granted under a Valid Claim, the making, use, offering for sale, sale, or importation of Licensed Product would infringe such Valid Claim or, with respect to a pending Valid Claim included in the Patent Rights under which such license is granted, the making, use, offering for sale, sale, or importation of Licensed Product would infringe such Valid Claim if such patent application were to issue as a patent.

Section 1.27  “CPI”.  CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

Section 1.28  “Cubist Collaboration IP”.  Cubist Collaboration IP means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Cubist or its Affiliates or other persons not employed by Alnylam or any of its Affiliates acting on behalf of Cubist or any of its Affiliates, in the conduct of the Collaboration, and (b) any Patent Rights which claim or cover such improvements, discoveries or Know-How and are owned or otherwise Controlled by Cubist or, subject to Section 13.8, any of its Affiliates, at any time during the Term.  Cubist Collaboration IP excludes Cubist’s interest in Joint Collaboration IP.

Section 1.29  “Cubist In-License”.  Cubist In-License means any agreement between Cubist and a Third Party executed during the Term pursuant to which Cubist has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and where (a) the intellectual property that is the subject of such agreement is included within Cubist Technology, and (b) such Cubist Technology is necessary or reasonably useful to Develop, Commercialize or Manufacture Licensed Product in the Field.

Section 1.30  “Cubist Know-How”.  Cubist Know-How means Know-How Controlled by Cubist or, subject to Section 13.8, any of its Affiliates, during the Term that is necessary or reasonably useful for Alnylam and its Affiliates to perform their obligations or exploit their rights under this Agreement (other than Cubist’s rights in Joint Collaboration IP and Cubist Collaboration IP).

Section 1.31  “Cubist Patent Rights”.  Cubist Patent Rights means those Patent Rights that (a) claim (i) Cubist Know-How, or (ii) the Development, Manufacture or Commercialization of   Licensed Product, and that are necessary or reasonably useful to Develop, Manufacture or Commercialize Licensed Product in the Field, and (b) are Controlled by Cubist or, subject to Section 13.8, any of its Affiliates, at any time during the Term.  Cubist Patent Rights shall not include Patent Rights included in Cubist Collaboration IP or Cubist’s interest in Joint Collaboration IP.

Section 1.32  “Cubist Technology”.  Cubist Technology means, collectively, Cubist Know-How and Cubist Patent Rights, Cubist Collaboration IP and Cubist’s interest in Joint

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Collaboration IP, and any Third Party Technology that is included in the definition of Cubist Technology after the Effective Date in accordance with Section 8.6.

Section 1.33  “Development” or “Develop”.  Development or Develop means non-clinical and clinical research and drug development activities, including research activities directed at back-up compounds, toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and regulatory approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

Section 1.34  “Development Costs”.  Development Costs means costs incurred by the Parties or any of their Affiliates in Developing Licensed Product in the Field for the Profit-Share Territory, in accordance with this Agreement and determined from the books and records of the applicable Party and its Affiliates maintained in accordance with GAAP, consistently applied, whether incurred before or after Regulatory Approval, provided such activities and costs are consistent with the Development Plan and related budget, including:

(a)           all out-of-pocket costs and expenses incurred;

(b)           the costs of internal scientific, medical or technical personnel engaged in such efforts, which costs shall be determined based on the FTE Cost, unless another basis is otherwise agreed by the Parties in writing;

(c)           the costs and expenses for pre-clinical and clinical supplies needed for such efforts as set forth in the Development Plan, consisting of (i) []* for clinical supplies of Licensed Product and placebo; (ii) cost of comparator or combination drugs or devices; and (iii) costs and expenses of disposal of clinical samples;

(d)           fees incurred in connection with filings for or relating to Regulatory Approvals or pricing or reimbursement approval in the Field in the Profit-Share Territory;

(e)           costs and expenses incurred in connection with (i) []*; and (v) internal and Third Party costs and expenses incurred in connection with (A) []*; and

(f)            any other costs incurred that are explicitly included in the budgets included in the Development Plan.

For purposes of clarity, it is understood that costs and expenses included in the calculation of N.A. Pre-Tax Profit or Loss, and the deductions specified in the definition of Net Sales or in Development Costs, shall not be double-counted.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.35  “Development Plan”.  Development Plan means the written workplan, timetable and budget for the Parties’ Licensed Product Development efforts in the Profit-Share Territory, agreed upon by the Parties as of the Effective Date, as amended from time to time in accordance with this Agreement.  The initial Development Plan is attached as Exhibit E.

Section 1.36  “Diligent Efforts”.  Diligent Efforts means, with respect to each Party’s obligations relating to Licensed Product, the carrying out of such obligations in a diligent and sustained manner using efforts substantially similar to the efforts a biopharmaceutical company of comparable size and resources would typically devote to a product of similar market potential, profit potential, similar stage in development or commercialization, or strategic value resulting from its own research efforts, based on conditions then prevailing, and taking into account other relevant factors, including technical, medical, clinical efficacy, safety, manufacturing, and delivery considerations, product labeling or anticipated labeling, the patent and other proprietary position of the product, the regulatory environment and competitive market conditions.  Diligent Efforts with respect to Alnylam’s obligations, as specified in Sections 3.3, 4.3(b), 5.9, 6.1(b) and 9.6  related to the actions of its Related Parties or the actions of any other Third Party with whom Alnylam has entered into an agreement related to Licensed Product shall mean that (a) to the extent such obligation is not currently included in its agreement with such Related Party or other Third Party, Alnylam shall []*, (b) in entering into any new agreement with a Related Party or such other Third Party, Alnylam shall []*, and (c) in each case, Alnylam shall take reasonable action to enforce such obligations.

Section 1.37  “Directly Competitive Product”.  Directly Competitive Product means any therapeutic or prophylactic product that specifically targets RSV.  For avoidance of doubt, Directly Competitive Product as to a Party shall not include a product with []*.

Section 1.38  “Distribution Costs”.  Distribution Costs means the costs, excluding []*, incurred by a Party or any of its Related Parties or for its account, specifically identifiable to the distribution of a Licensed Product to a Third Party in the Field intended for commercial sale in the Profit-Share Territory, including (a) handling, transportation, customs clearance, containers, freight, duties and insurance (including shipments from Third Party logistics service providers to wholesalers, and excluding such costs, if any, treated as a deduction in the definition of Net Sales), (b) customer services including order entry, billing and adjustments, inquiry and credit and collection, and (c) direct cost of facilities utilized for the storage and distribution of Licensed Product, determined from the books and records of the applicable Party and its Affiliates maintained in accordance with GAAP, consistently applied.

Section 1.39  “DMF”.  DMF means a Drug Master File filed with the FDA, or an equivalent filing with any other Regulatory Authority.

Section 1.40  “Drug Regulation Laws”.  Drug Regulation Laws means Laws regulating drugs and pharmaceutical products, including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., the Prescription Drug Marketing Act of 1987, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., and policies issued by the FDA, and similar

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Laws of the EMEA or other countries or jurisdictions in the Territory, each as in effect and as amended from time to time.

Section 1.41  “EMEA”.  EMEA means the European Medicines Agency or any successor agency thereto.

Section 1.42  “European Union” or “EU”.  European Union or EU means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time, and Switzerland, Norway and Iceland.

Section 1.43  “Executive Officers”.  Executive Officers means the Chief Executive Officer of Alnylam (or a senior executive officer of Alnylam designated by Alnylam’s Chief Executive Officer) and the Chief Executive Officer of Cubist (or a senior executive officer of Cubist designated by Cubist’s Chief Executive Officer).

Section 1.44  “Existing Alnylam In-Licenses”.  Existing Alnylam In-Licenses means the Third Party agreements set forth on Exhibit C.

Section 1.45  “FDA”.  FDA means the United States Food and Drug Administration or any successor agency thereto.

Section 1.46  “Field”.  Field means the treatment or prophylaxis of diseases in humans.

Section 1.47  “Finished Product”.  Finished Product means the finished product formulation of Licensed Product, containing API Bulk Drug Substance, filled into unit packages for final labeling and packaging, and as finally labeled and packaged in a form ready for administration.

Section 1.48  “First Commercial Sale”.  First Commercial Sale means, with respect to Licensed Product in a country, the first commercial sale of Licensed Product in such country.  Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

Section 1.49  “First Opt-Out Milestone”.  First Opt-Out Milestone means the earlier of: (a) each of the following conditions having been met:  (i) []*, in each case with respect to Licensed Product in the Field and with respect to the Profit-Share Territory; or (b) []* with respect to Licensed Product in the Field and with respect to the Profit-Share Territory.  For purposes of clause (a)(iii) above, the JSC shall make the  determination whether to continue with plans for []*.

Section 1.50  “FTE”.  FTE means the number of full-time-equivalent person-years (each consisting of a total of []* hours) of Development, Manufacturing or Commercialization  work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.51  “FTE Cost”.  FTE Cost means the amount obtained by multiplying (a) the number of FTEs by (b) either (i) $[]* with respect to FTEs engaged in Development activities or engaged in any scientific aspects of Commercialization including drug safety analysis, or (ii) with respect to FTEs engaged in other Commercialization activities, such rate as shall be determined by the JCT in connection with preparation of the first Commercialization Plan, which such amount shall be based on []*, consistent with GAAP, in each case of clauses (i) or (ii) []* annually by []*, in the case of the FTE Cost under clause (i), and over the []*, in the case of the FTE Cost under clause (ii) (i.e., the first such []* with respect to the FTE Cost for FTEs engaged in Development would occur on []*).

Section 1.52  “GAAP”.  GAAP means United States generally accepted accounting principles applied on a consistent basis, or any successor accounting principles generally accepted for public companies in the United States (such as International Financial Reporting Standards (“IFRS”)).  Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

Section 1.53  “Generic Competition”.  Generic Competition means, with respect to a Licensed Product in any country in the Royalty Territory in a given Calendar Quarter, that, during such Calendar Quarter, one or more Generic Products shall be commercially available in such country and such Generic Products shall have a []* (calculated on the basis of []*) of []* percent ([]* of Licensed Products and Generic Products (based on []*, or if such data is not available, such other reliable data source as reasonably determined by Cubist and agreed to by Alnylam (such agreement not to be unreasonably withheld or delayed)); provided, however, that, if []* data (or data from another data source selected in accordance with the foregoing) is unavailable to determine the percentage []* for a country in the Royalty Territory where a Generic Product is being sold, the average Generic Competition of the countries in the EU for which such data is available will be deemed to be the Generic Competition for such country in which such data is not available.

Section 1.54  “Generic Product”.  Generic Product means any pharmaceutical product sold by a Third Party not authorized by Cubist or its Related Parties that is (a) []*.

Section 1.55  “Good Clinical Practice”.  Good Clinical Practice means the current good clinical practice applicable to the clinical Development of Licensed Product under applicable Law, to the extent such standards are not less stringent than the U.S. current good clinical practice, including the ICH guidelines.

Section 1.56  “Good Laboratory Practice”.  Good Laboratory Practice means the current good laboratory practice applicable to the Development of Licensed Product under applicable Law, to the extent such standards are not less stringent than the U.S. current good laboratory practice, including 21 C.F.R. Part 58.

Section 1.57  “Governmental Authority”.  Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

Section 1.58  “Government Health Care Programs”.  Government Health Care Programs means the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

Section 1.59  “Government Order”.  Government Order means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

Section 1.60  “Health Care Laws”.  Health Care Laws means Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including:  federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, each as in effect and as amended from time to time.

Section 1.61  “ICH”.  ICH means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

Section 1.62  “IND”.  IND means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

Section 1.63  “Investigator Sponsored Clinical Study”. Investigator Sponsored Clinical Study means a human clinical study of Licensed Product that is sponsored and conducted by a Third Party under an agreement with a Party pursuant to which such Party provides clinical supplies of Licensed Product or funding for such clinical study.

Section 1.64  “Joint Collaboration IP”.  Joint Collaboration IP means, collectively, (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Cubist and Alnylam or their Affiliates in the conduct of the Collaboration, and (b) any Patent Rights which claim or cover such improvements, discoveries or Know-How during the Term.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.65  “Know-How”.  Know-How means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

Section 1.66  “Knowledge of Alnylam”.  Knowledge of Alnylam means the []*.

Section 1.67  “Kyowa Agreement”.  Kyowa Agreement means the License and Collaboration Agreement entered into by and between Alnylam and Kyowa Hakko as of June 19, 2008, with respect to the Development and Commercialization of Licensed Product in Asia.

Section 1.68  “Kyowa Hakko”.  Kyowa Hakko means Kyowa Hakko Kirin Co., Ltd. (formerly known as Kyowa Hakko Kogyo Co., Ltd.), a corporation organized and existing under the laws of Japan.

Section 1.69  “Law”.  Law means any United States federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

Section 1.70  “Legal Exclusivity Period”.  Legal Exclusivity Period means, with respect to a Licensed Product, the period beginning on the earlier of the commencement of the (a) Patent-Based Exclusivity Period or (b) Regulatory-Based Exclusivity Period, and expiring on the later of the expiration of the (i) Patent-Based Exclusivity Period or (ii) Regulatory-Based Exclusivity Period.

Section 1.71  “Licensed Product”.  Licensed Products means any RNAi Product directed to RSV.

Section 1.72  “Major EU Country”.  Major EU Country means any of the United Kingdom, France, Germany, Italy or Spain.

Section 1.73  “Manufacturing” or “Manufacture”.  Manufacturing or Manufacture means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, finishing, testing, packaging, labeling, shipping, and storage of Licensed Product or placebo (including API Bulk Drug Substance and Finished Product), including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Section 1.74  “N.A. Pre-Tax Profit or Loss”.  N.A. Pre-Tax Profit or Loss means Net Sales of Licensed Product in North America by Cubist and its Affiliates (but not Sublicensees) plus Sublicense Income minus (a) Cost of Goods Sold, (b) Distribution Costs and (c)

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Commercialization Costs, in each case determined from the books and records of the applicable Party or its Related Parties, maintained in accordance GAAP, consistently applied.

Section 1.75  “Necessary Third Party IP”.  Necessary Third Party IP means, on a country-by-country basis, Know-How or Patent Rights that are owned or controlled by a Third Party and Cover or are otherwise necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Product in the Field in such country, and are the subject of an Alnylam In-License or a Cubist In-License.

Section 1.76  “Net Sales”.  Net Sales shall mean the gross amount invoiced by Cubist, and its Affiliates with respect to the Profit-Share Territory and shall mean the gross amount invoiced by Cubist and its Related Parties with respect to the Royalty Territory, in each case on sales or other dispositions (excluding sales or dispositions for use in clinical trials, other scientific testing, or as samples, or as part of compassionate use, patient assistance, named patient or test marketing program or any similar program or study, or other similar cases, in each case for which Cubist or its Related Parties receive no revenue) of Licensed Product to Third Parties, less the following deductions:

(a)           Trade, cash and quantity discounts and allowances actually allowed and taken directly with respect to such sales or other dispositions;

(b)           Tariffs, duties, excises, sales taxes, value-added or other taxes or governmental charges imposed upon and paid directly with respect to the delivery, sale or use of Licensed Product (excluding national, state or local taxes based on income);

(c)           Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, rebates (including rebates to managed care organizations, group purchasing organizations, pharmacy benefit management companies, health maintenance organizations, healthcare institutions, other buying groups or providers of healthcare or social and welfare systems, or in connection with patient assistance or similar programs) or retroactive price reductions (including any discounts granted later than at the time of invoicing), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme and Medicaid, or wholesalers, distributors and other trade customers), or cash sales incentives, or deductions for items of a nature or substance similar to that of the foregoing deductions in this clause (c) that may become customary;

(d)           []*;

(e)           []*;

(f)            Postage charges, shipping materials, freight, insurance and other transportation charges incurred in shipping such Licensed Product to Third Parties, included and separately stated in the applicable invoice; and

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(g)           Any item substantially similar in character or substance to any of the foregoing and not separately invoiced to the customer, to the extent consistent with then prevailing industry standards.

Such amounts shall be determined from the books and records of Cubist or its Related Parties, maintained in accordance with GAAP, consistently applied.

For purposes of clarity, it is understood that costs and expenses included in the above deductions and in the calculation of N.A. Pre-Tax Profit or Loss or in Development Costs shall not be double-counted.  In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on “bundles” of products, all discounts and the like shall be allocated among products in proportion to the respective list prices of such products or such other reasonable allocation method as the Parties shall agree.

The transfer of Licensed Product by Cubist or any of its Affiliates to a Related Party in the Royalty Territory for resale, and the transfer of Licensed Product by Cubist or any of its Affiliates to an Affiliate in the Profit-Share Territory for resale shall not be considered a sale.

In the case where a Licensed Product is a Combination Product, royalties with respect to a Combination Product in a country of the Royalty Territory shall be equal to the royalties calculated in accordance with Article VII, multiplied by a fraction whose numerator is the average published sales price in such country for an equivalent dosage of Licensed Product (sold separately as a stand-alone product) contained in a given Combination Product, and whose denominator is the sum of the average published sale prices in such country of the Royalty Territory for all components (sold separately as a stand alone product) that are equivalent to all components contained in the Combination Product.  If the numerator or denominator cannot be determined in the manner set forth above, the Parties shall negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the stand-alone Licensed Product contained in the Combination Product and the other components contained in the Combination Product, which agreement shall not be unreasonably withheld, conditioned or delayed.  If the Parties are unable to reach agreement regarding such issue within thirty (30) days after commencing good faith negotiations, the issue shall be referred to dispute resolution in accordance with Article XII.

Notwithstanding the foregoing, with respect to Licensed Products that are Combination Products, Net Sales in the Profit-Share Territory shall not be reduced as set forth in the immediately preceding paragraph and the cost of acquiring any other clinically active therapeutic or prophylactic ingredient or other significant component, mechanism or device shall be included in the calculation of the Cost of Goods Sold for purposes of calculating N.A. Pre-Tax Profit or Loss for such Licensed Product in the Profit-Share Territory.

As used above, the term “Combination Product” means any pharmaceutical product that consists of a Licensed Product and other active compounds or active ingredients or other significant component, mechanism or device or any combination of Licensed Product sold

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

together with another pharmaceutical product or other significant component, mechanism or device for a single invoiced price, and the phrases “sold as part of a Combination Product,” “sold separately,” “Net Sales of the Combination Product” and “average sale price” refer to sales by Cubist or its Related Parties in the applicable country.  All references to Licensed Product in this Agreement shall be deemed to include Combination Product, to the extent applicable.

Section 1.77  “New Drug Application” or “NDA”.  New Drug Application or NDA means (a) an application submitted to FDA pursuant to 21 U.S.C. § 505(b), which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the United States, for a particular indication, and also includes any Biologics License Application, or (b) a similar application, such as a Marketing Approval Authorization (“MAA”) filed with the EMEA or other Regulatory Authority.

Section 1.78  “North America” or “N.A.”.  North America or N.A. means the United States, Canada and Mexico.

Section 1.79  “Parties”.  Parties means Alnylam and Cubist.

Section 1.80  “Party”.  Party means either Alnylam or Cubist.

Section 1.81  “Patent-Based Exclusivity Period”.  Patent-Based Exclusivity Period means, with respect to a country in the Royalty Territory, that period of time during which at least one Valid Claim within the Alnylam Patent Rights Covers Licensed Product in such country.

Section 1.82  “Patent Rights”.  Patent Rights means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplemental protection certificates and extensions and the like thereof, and all counterparts thereof in any country.

Section 1.83  “Person”.  Person means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

Section 1.84  “Phase I Clinical Study”.  Phase I Clinical Study means a clinical study of Licensed Product in human volunteers or patients with the endpoint of determining initial tolerance, toxicity, safety or pharmacokinetic information, which shall be deemed commenced when the third volunteer or patient in such study has received his or her initial dose of Licensed Product.

Section 1.85  “Phase II Clinical Study”.  Phase II Clinical Study means a preliminary efficacy and safety or dose ranging human clinical study of Licensed Product in the target patient population, which shall be deemed commenced when the third patient in such study has received his or her initial dose of Licensed Product.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.86  “Phase III Clinical Study”.  Phase III Clinical Study means a human clinical study to confirm with statistical significance the efficacy and safety of Licensed Product performed to obtain Regulatory Approval for Licensed Product in any country, which shall be deemed commenced when the third patient in such study has received his or her initial dose of Licensed Product.

Section 1.87  “Pivotal Clinical Study”.  Pivotal Clinical Study means a human clinical study, including any Phase III Clinical Study, the results of which, if the pre-defined endpoints are met, are intended to be the data from a pivotal study necessary to support Regulatory Approval for Licensed Product in any country.

Section 1.88  “Post-Approval Study”.  Post Approval Study means a clinical study of Licensed Product that is initiated in a country in the Territory after receipt of Regulatory Approval for such Licensed Product in such country.

Section 1.89  “Private Health Care Plans”.  Private Health Care Plans means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

Section 1.90  “Post Approval Medical and Regulatory Activities”.  Post Approval Medical and Regulatory Activities means all medical and regulatory activities directed at support of Licensed Product after Regulatory Approval, including medical education, use of medical science liaisons, post approval regulatory activities, Post Approval Studies, and patient safety/pharmacovigilance surveillance.

Section 1.91  “Product Liability Costs”.  Product Liability Costs means costs associated with Third Party product liability claims or Actions resulting from the Development, Manufacture or Commercialization of Licensed Product under this Agreement in the Field in the Profit-Share Territory and product liability insurance premiums for policies covering the Development, Manufacture or Commercialization of Licensed Product in the Field in the Profit-Share Territory (other than Losses entitled to indemnification under Section 10.11(c)(i) or (ii)).

Section 1.92  “Profit-Share Territory”.  Profit-Share Territory means, subject to Section 4.7, North America.

Section 1.93  “Product Trademark”.  Product Trademark means the trademark(s) and service mark(s) for use in connection with the distribution, marketing, promotion and sale of Licensed Product, or accompanying logos, trade dress or indicia of origin.  Product Trademarks specifically excludes the corporate names and logos of the Parties and their Affiliates.

Section 1.94   “Regulatory Approval”.  Regulatory Approval means the approval of the applicable Regulatory Authority necessary for the marketing and sale of Licensed Product for a particular indication in a country, excluding separate pricing or reimbursement approvals that may be required, and including the expansion or modification of the label for such indication.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.95  “Regulatory Authority”.  Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the manufacturing, marketing, sale or use of a pharmaceutical product in a country, including the FDA in the United States and the EMEA in the EU.

Section 1.96  “Regulatory-Based Exclusivity Period”.  Regulatory-Based Exclusivity Period means, with respect to a Licensed Product in a country in the Royalty Territory, that period of time during which Cubist or any of its Related Parties has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such country to market and sell the active ingredient contained in such Licensed Product in such country.

Section 1.97  “Related Party”.  Related Party means (a) with respect to Cubist, any of Cubist’s Affiliates or Sublicensees, and, (b) with respect to Alnylam, any of Alnylam’s Affiliates or Sublicensees and Alnylam’s Asian Partner.

Section 1.98  “RNAi Product”.  RNAi Product means a double-stranded oligonucleotide molecule designed to act primarily through an RNA interference mechanism that is not a microRNA, microRNA antagonist or microRNA mimic and which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridizable to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridizable to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin, in either case that inactivates, including inactivation resulting from cleavage, a target mRNA, which encodes a protein product, via a double-stranded RNase, such as those involved in the RNA interference mechanism.

Section 1.99  “Royalty Territory”.  Royalty Territory means, subject to Section 4.7, the entire Territory other than North America.

Section 1.100  “RSV”. RSV means all strains of the respiratory syncytial virus.

Section 1.101  “RSV01 Product”.  RSV01 Product means any product containing Alnylam’s proprietary composition known as ALN-RSV01.  ALN-RSV01 is described on Exhibit B.

Section 1.102  “RSV02 Product”.  RSV02 Product means any product containing Alnylam’s proprietary composition designated by the JSC as ALN-RSV02.

Section 1.103  “Safety Data”.  Safety Data means adverse event information and other information (if any) required by one (1) or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 1.104  “Sales Representative”.  Sales Representative means an individual, who engages in or manages sales calls and other promotional efforts with respect to Licensed Product and who is employed by a Party or an Affiliate of a Party.

Section 1.105  “Second Opt-Out Milestone”.  Second Opt-Out Milestone means the earlier to occur of: (a) []*.  For the avoidance of doubt, if there is a deadlock at the JSC with respect to the determination in clause (b), then []*.

Section 1.106  “Sublicensee”.  Sublicensee, as to a Licensed Product, means any Third Party to whom a Party or any of its Affiliates grants a sublicense (a) in the case of Cubist or its Affiliates, under any Alnylam Technology to Develop, Manufacture or Commercialize any Licensed Product in the Field in the Territory, and (b) in the case of Alnylam or its Affiliates, under any Cubist Technology licensed to Alnylam pursuant to Section 3.2 or Section 11.3; provided that the term “Sublicensee” does not include []*.

Section 1.107  “Sublicense Income”.  Sublicense Income means (a) with respect to Cubist, any payment Cubist or any of its Affiliates receives from a licensee or Sublicensee for the grant to such licensee or Sublicensee of a sublicense to the rights to Alnylam Technology licensed to Cubist under this Agreement or a license to the Cubist Technology with respect to Licensed Product in the Field in the Profit-Share Territory, or, in the event Alnylam exercises the Opt-Out Option, any payment Cubist or any of its Affiliates receives from a licensee or Sublicensee for the grant to such licensee or Sublicensee of a sublicense to the rights to Alnylam Technology licensed to Cubist under this Agreement or a license to the Cubist Technology with respect to Licensed Product in North America, (b) with respect to Alnylam, any payment Alnylam or any of its Affiliates receives from a licensee or Sublicensee for the grant to such licensee or Sublicensee of a sublicense to the rights to Cubist Technology licensed to Alnylam or a license to Alnylam Technology under this Agreement with respect to Licensed Product in the Field in the Profit-Share Territory, in each case to the extent permitted by the JSC under this Agreement, and (c) with respect to Alnylam, in the event Cubist terminates this Agreement after the Second Opt-Out Milestone, any payment Alnylam or any of its Affiliates receives from a licensee or Sublicensee for the grant to such licensee or Sublicensee of a sublicense to the rights to Cubist Technology or a license under Alnylam Technology with respect to Licensed Product in the Field in North America, in each case including []*.  As used in this Section 1.107, “licensee” does not include []*.

                The foregoing provisions of this Section 1.107 notwithstanding, Sublicense Income shall not include:

(a)           []*;

(b)           []*;

(c)           []*;

(d)           []*; and

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(e)           []*.

Section 1.108  “Territory”.  Territory means the entire world, except for Asia.

Section 1.109  “Third Party”.  Third Party means any Person other than a Party or any of its Affiliates.

Section 1.110  “United States” or “U.S.”.  United States or U.S. means the United States of America and its territories and possessions.

Section 1.111  “Valid Claim”.  Valid Claim means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that has been filed with a good faith belief that claims are reasonably likely to issue that Cover Licensed Product and which such application has not been cancelled, withdrawn or abandoned or been pending for more than []* as measured from the earliest claimed priority date of such patent application.

Section 1.112  Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section

1974 Convention	13.1(c)
AAA	12.1
Additional RSV Product	4.6
Agreement	Preamble
Alnylam	Preamble
Alnylam Indemnitees	10.11(a)
Alnylam Trademarks	8.8(b)
Asian Partner Payments	7.11
Bankruptcy Code	3.5
Challenging Party	11.2(c)
Collaboration Manager	2.2
Combination Product	1.76
Commercialization Plan	5.3(a)
Competitive Infringement	8.4(a)
Confidential Information	9.1
Cubist	Preamble
Cubist Indemnitees	10.11(b)
Cubist Trademarks	8.8(b)
Dispute	12.1
Effective Date	Preamble

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Definition	Section

Excluded Claim	12.1
IFRS	1.52
Indemnitee	10.11(d)
JCT	5.2
JSC	2.1(a)
JSC Chairperson	2.1(b)
Losses	10.11(a)
M&A Event	13.8
MAA	1.77
Negotiation Period	3.1(g)
Non-Challenging Party	11.2(c)
Option Period	3.1(g)
Opt-Out Option	4.7(a)
Patent Expenses	8.3(e)
Promotional Materials	5.5
ROFN Notice	3.1(g)
ROFN Right	3.1(g)
Royalty Term	7.5(d)
Safety Information Exchange Agreement	5.9
Severed Clause	13.3
Supply Agreement	6.3
Supply Agreement Term Sheet	6.3
Tax or Taxes	7.13(e)
Term	11.1
Third Party Technology	8.6

ARTICLE II

MANAGEMENT OF COLLABORATIVE ACTIVITIES

Section 2.1  Joint Steering Committee.  The Parties hereby establish a joint committee to facilitate the Collaboration in the Profit-Share Territory as follows:

(a)           Composition of the Joint Steering Committee.  The Collaboration in the Profit-Share Territory shall be conducted under the direction of a joint steering committee (the “JSC”) comprised of three (3) named representatives of Cubist and three (3) named representatives of Alnylam or such other number of representatives as the Parties may from time to time mutually agree.  Each Party shall appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  Each Party shall have at least one JSC representative who is a senior employee (vice president level or above), and all JSC representatives shall have appropriate expertise and ongoing familiarity with the Collaboration.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, provided such representatives’ and consultants are subject to written obligations that are no less stringent than the confidentiality obligations and restrictions on use set forth in Article IX.  All proceedings for the JSC shall take place in English.  Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

(b)           JSC Chairperson.  The chairperson of the JSC (the “JSC Chairperson”) shall rotate every twelve (12) months between Alnylam and Cubist.  The initial JSC Chairperson shall be a representative of Alnylam.  The JSC Chairperson’s responsibilities shall include (i) scheduling meetings at least []* per Calendar Quarter, but more frequently if the JSC determines it necessary; (ii) setting agendas for meetings with solicited input from other members; and (iii) confirming and delivering minutes to the JSC for review and final approval.

(c)           Meetings.  The first JSC meeting shall be held within []* after the Effective Date, and the JSC shall meet in accordance with a schedule established by mutual agreement of the Parties, but no less frequently than []* each Calendar Quarter, with the location for such meetings alternating between Alnylam and Cubist facilities in Massachusetts (or such other locations as are determined by the JSC).  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment, but at least []* meetings per Calendar Year shall be conducted in person.

(d)           JSC Responsibilities.  The JSC shall have the following responsibilities with respect to the Collaboration:

(i)            providing updates regarding the Development of Licensed Product in the Territory;

(ii)           monitoring, planning and coordinating the Development of Licensed Product in the Profit-Share Territory and the Parties’ respective commitments relating to shared Development Costs;

(iii)          reviewing and approving (A) each annual update to the Development Plan, and (B) any modifications to the Development Plan within []* after each submission thereof to the JSC (or sooner as circumstances warrant);

(iv)          regularly assessing the progress of the Parties in their conduct of the Development Plan against the timelines and budgets contained therein, reviewing relevant data, and considering issues of priority;

(v)           overseeing Manufacturing activities related to the Development of Licensed Product for the Territory;

(vi)          reviewing information and data relating to the Development of Licensed Products by Alnylam and its Related Parties for Asia;

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(vii)         coordinating with the JCT regarding Commercialization matters related to the Profit-Share Territory, as necessary or appropriate;

(viii)        []*.

(ix)           performing such other activities as the Parties agree in writing shall be the responsibility of the JSC; and

(x)            attempting to resolve any and all disputes relating to the conduct of the Collaboration in the Profit-Share Territory by consensus.

For purposes of clarity, it is expected that with respect to the sharing of information regarding Licensed Product, (A) each Party will, through the JSC and through regular communication between each Party’s designated Collaboration Manager, keep the other Party informed at a detailed level about all activities related to the Development, Manufacture and Commercialization of Licensed Product in the Field in the Profit-Share Territory, and will provide all information requested of such Party by the other Party related to the Development, Manufacture and Commercialization of Licensed Product in the Field in the Profit-Share Territory, (B) Cubist will regularly share information with Alnylam through the JSC regarding its activities in the Royalty Territory, consistent with keeping Alnylam reasonably informed of the progress and results of Development, Manufacture and Commercialization in the Royalty Territory, and (C) Alnylam will regularly share information with Cubist through the JSC regarding the activities of Alnylam and its Related Parties with respect to Development, Manufacture and Commercialization of Licensed Product for Asia consistent with keeping Cubist reasonably informed of the progress and results of Development, Manufacture and Commercialization of Licensed Product for Asia.

For purposes of clarity, the JSC shall not have the authority to modify the terms of this Agreement.

Section 2.2  Appointment of Subcommittees, Project Teams and Collaboration Managers.  The JSC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement.  Each Party shall also designate a collaboration manager (each a “Collaboration Manager”), who shall be responsible for the day-to-day coordination of the Collaboration and will serve to facilitate communication between the Parties with respect to both the Profit-Share Territory and the Royalty Territory.  Each Party may change its designated Collaboration Manager from time to time upon written notice to the other Party.

Section 2.3  Reports and Minutes.  Each Party shall prepare and deliver to the JSC, by no later than each []* (for the period ending December 31 of the prior Calendar Year), written reports summarizing such Party’s Development activities for Licensed Product in the Field for the Territory performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  Such reports may be provided in any reasonable

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

written form determined by the reporting Party, including in a presentation slide format that reasonably summarizes such activities.  Alnylam shall also, at the same time it submits a written report under this Section 2.3 regarding activities in the Territory, also provide a written report to the JSC summarizing the status, progress and results of activities performed by Alnylam and its Asian Partner with respect to Development, Manufacture or Commercialization of Licensed Product for Asia.  In addition, Cubist shall provide Alnylam with prompt written notice of the achievement by Cubist of any milestone event set forth in Section 7.2.  Each Party will provide the members of the JSC with copies, which may be in electronic format, of all materials it intends to present at a JSC meeting.  The JSC may also request at any time specific data or information related to Collaboration activities or any other data to which the JSC is entitled under this Agreement or that a written report be prepared in advance of any meeting summarizing certain material data and information arising out of the conduct of the Collaboration any other data to which the JSC is entitled under this Agreement and the Party or appropriate committee to whom such request is made shall promptly provide to the other Party or the JSC such report, data or information.  A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, it being understood that the secretary and the JSC Chairperson shall not be representatives of the same Party (that is, if the JSC Chairperson is a representative of Cubist, the secretary shall be a representative of Alnylam, and vice versa).

Section 2.4  Decision-Making.  Decisions within the purview of the JSC shall be made by the JSC by consensus, with the representatives of each Party collectively having one vote on behalf of such Party.  For each meeting of the JSC, at least two (2) representatives of each Party shall constitute a quorum.  Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.

Section 2.5  Deadlocks.  The JSC shall attempt to resolve any and all disputes relating to the Collaboration by consensus.  If the JSC is unable to reach a consensus with respect to a dispute, then the dispute shall be submitted to escalating levels of Alnylam and Cubist senior management for review.  If such dispute cannot be resolved despite escalation, then the Chief Executive Officers of Alnylam and Cubist shall attempt to resolve such dispute.  If the Chief Executive Officers cannot reach an agreement regarding such dispute within []* days after submission to them for resolution, then if the dispute is one over which the JSC has authority pursuant to Section 2.1(d) or if the dispute relates to the Royalty Territory, then Cubist shall have the final decision-making authority subject to Sections 2.5(a) and (b).  Notwithstanding anything in this Agreement to the contrary, any decision within the purview of the JSC for which Cubist has exercised its final decision-making authority shall be considered a decision or approval of the JSC.

(a)           Notwithstanding anything in this Agreement to the contrary, Cubist (i) has no final decision-making authority over the Development or Commercialization of Licensed Product for Asia or outside the Field, or the Manufacture of Licensed Product by Alnylam or its Related Parties for such purposes, (ii) may not conduct, sponsor, fund or otherwise support a Clinical Study or Post-Approval Study of Licensed Product that would []* the Development or Commercialization of Licensed Product in the Field in Asia without Alnylam’s prior written

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

consent; (iii) may not effect a transfer of responsibility for the Manufacture of API Bulk Drug Substance or Finished Product from Alnylam to Cubist, it being understood that any such decisions shall be made by the Parties in accordance with Article VI; (iv) may not exercise its final decision-making authority to resolve any disputes between the Parties regarding the []*; (v) may not exercise its final decision-making authority to []*; (vi) may not exercise its final decision-making authority with respect to decisions about whether []*, (vii) may not exercise its final decision-making authority to resolve any dispute regarding []*; and (viii) may not exercise its final decision-making authority to (A) require Alnylam to use other than Diligent Efforts to perform its obligations under the Collaboration, (B) require Alnylam to perform any activities for which it is not responsible under this Agreement, to amend the Development Plan or Commercialization Plan to impose additional obligations on Alnylam without Alnylam’s consent, including for purposes of clarity, to approve any change in the budgets for the Development Plan or the Commercialization Plan pursuant to Section 4.5 or Section 5.3(b), it being understood that Cubist shall have final decision-making authority regarding implementation of the activities set forth in the Development Plan and the Commercialization Plan, including pricing of Licensed Product in the Territory; (C) resolve any dispute as to what level of effort constitutes Diligent Efforts, (D) require Alnylam to take any action that would, or fail to take any action where the failure to take such action would, violate any applicable Law, rule or regulation or any agreement with any Third Party (provided, that, in entering into any such agreement, Alnylam is not in breach of its obligation under this Agreement) or infringe the intellectual property rights of Third Parties, or (E) expand or narrow the responsibilities of the JSC or JCT; and

(b)           with respect to all disputes between the Parties under this Agreement that are not subject to Cubist’s final decision-making authority, the dispute resolution provisions of Article XII shall apply.

Section 2.6  Dissolution of JSC.  The JSC shall be dissolved upon the earlier to occur of (a) []*; provided that, after the []* of the Effective Date, Alnylam shall have the right, but shall not be obligated, to participate on the JSC.  In the event the JSC is dissolved or Alnylam elects not participate under the preceding sentence, (i) decisions within the purview of the JSC shall be made by Cubist subject to the limits on Cubist’s decision-making authority set forth in Section 2.5 (a) and subject to Section 2.5(b), and (ii) information sharing shall continue as set forth in Section 4.8

Section 2.7  Collaboration Guidelines.

(a)           In conducting activities under this Agreement, neither Party shall prejudice the value of Licensed Product by reason of such Party’s activities outside of the Collaboration.  Except as specifically provided in Article III or Section 10.1, the foregoing shall not require either Party to limit the development, manufacture or commercialization of products other than Licensed Product.  Without limiting the provisions of this Section 2.7(a), Alnylam agrees that it will not conduct, sponsor, fund or otherwise support without Cubist’s prior written consent, and will use Diligent Efforts to prevent any Related Party from, conducting, sponsoring,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

funding or otherwise supporting, a clinical study of any Licensed Product for Asia that would []* the Development or Commercialization of Licensed Products in the Territory.  In all matters relating to this Agreement, the Parties shall seek to comply with good pharmaceutical and environmental practices.

(b)           Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

ARTICLE III

LICENSE GRANTS

Section 3.1  Alnylam Grants.

(a)           Development License.  Subject to the terms of this Agreement, Alnylam hereby grants to Cubist (i) a co-exclusive (with Alnylam, to the extent of Alnylam’s rights and obligations under this Agreement) right and license, with the right to grant sublicenses, under the Alnylam Technology, to Develop Licensed Products in the Field for the Profit-Share Territory, and (ii) an exclusive right and license, with the right to grant sublicenses, under the Alnylam Technology, to Develop Licensed Products in the Field for the Royalty Territory.  Such licenses shall be (A) royalty-bearing for the Royalty Term of Licensed Product in each country of the Royalty Territory, and (B) subject to the Parties’ rights and obligations with respect to N.A. Pre-Tax Profit or Loss in the Profit-Share Territory for the Term in accordance with Section 7.4.  Upon expiration of the Royalty Term in the case of a country in the Royalty Territory, the license granted under clause (ii) shall convert to an exclusive, perpetual, fully paid-up, non-royalty-bearing licenses to Develop Licensed Products in the Field in the applicable country(ies).  Notwithstanding anything in this Agreement to the contrary, Alnylam shall not be entitled to multiple royalty or other payments by reason of the split of the license granted to Cubist under this Article III into a Development, Commercialization and a Manufacturing license.

(b)           Commercialization License.  Subject to the terms of this Agreement, Alnylam hereby grants to Cubist an exclusive right and license, with the right to grant sublicenses, under the Alnylam Technology to Commercialize Licensed Products in the Field in the Territory.  Such license shall be (i) royalty-bearing for the Royalty Term of Licensed Product in each country of the Royalty Territory, and (ii) subject to the Parties’ rights and obligations with respect to N.A. Pre-Tax Profit or Loss in the Profit-Share Territory for the Term.  Upon expiration of the Royalty Term in the case of a country in the Royalty Territory, the license granted under clause (i) shall convert to an exclusive, perpetual, fully paid-up, non-royalty-bearing license to Commercialize Licensed Products in the Field in such country(ies).

(c)           Manufacturing License.  Subject to the terms of this Agreement, including Alnylam’s rights as set forth in Article VI, Alnylam hereby grants to Cubist a co-exclusive (with Alnylam, to the extent of Alnylam’s rights and obligations under Article VI) right and license, with the right to grant sublicenses, to the extent consistent with Article VI, under the Alnylam

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Technology, to Manufacture or have Manufactured Licensed Products for Development and Commercialization in the Field for the Territory.

(d)           Limitation on Exclusivity.  For purposes of clarity, notwithstanding anything to the contrary in Section 3.1(a), 3.1(b) or 10.1, Alnylam has previously and retains the right after the Effective Date to grant non-exclusive licenses to Third Parties to Develop, Manufacture and Commercialize RNAi Products for the Territory under Alnylam Technology other than under the Alnylam Sequence Specific Patent Rights or Alnylam Sequence Specific Know-How; provided, that, neither Alnylam nor any of its Affiliates (i) will license or will disclose  Licensed Product-specific data, sequence information or other Licensed Product-specific Know-How to any Third Party other than to a Related Party for purposes of enabling Alnylam to fulfill its obligations under this Agreement or with respect to the Development and Commercialization of Licensed Products in Asia, (ii) has or will allow any Third Party to rely on Licensed Product-specific regulatory filings or pre-clinical or clinical work, or, except as specified in a Development Plan for purposes of the Collaboration, collaborate with any Third Party other than a Related Party regarding Licensed Products in any manner, including in any manner that conflicts with Section 3.1(a), 3.1(b) or 10.1, or (iii) will, after the Effective Date, grant a right or license to any Third Party under any Patent Rights or Know-How that would allow such Third Party to Develop, Manufacture and Commercialize Licensed Products other than pursuant to options or other rights existing on the Effective Date under the agreements listed in Exhibit D.

(e)           Affiliates; Sublicenses.

(i)            Cubist shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 3.1(a), (b) and (c), and the right to grant licenses of its rights under any Joint Collaboration IP, to an entity that is its Affiliate for so long as such entity remains an Affiliate of Cubist and complies in all material respects with the obligations of Cubist under this Agreement.  Cubist hereby guarantees the full payment and performance of its Affiliates under this Agreement.

(ii)           Subject to Sections 3.1(f), 3.3 and 10.1, and for the Profit-Share Territory []*, Cubist has the right to grant sublicenses of its rights and the licenses granted to it under this Agreement (and the right to grant sublicenses under Alnylam’s interest in any Joint Collaboration IP) to Third Parties to Develop and Commercialize Licensed  Product in the Field in the Territory (A) []*.

(iii)          Subject to Sections 3.1(f) and 3.3 and Article VI, Cubist shall have the right to grant sublicenses of its rights and the license granted under Section 3.1(c) (and the right to grant sublicenses under Alnylam’s interest in any Joint Collaboration IP) to Third Parties to Manufacture the RSV01  Product, the RSV02 Product, any Additional RSV Product, or a Licensed Product sublicensed under Section 3.1(e)(ii) for Development and Commercialization in the Field for the Territory.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(f)            Alnylam In-Licenses.  All licenses and other rights granted to Cubist hereunder are subject to the rights and obligations of Alnylam under the Alnylam In-Licenses and the Kyowa Agreement.  Cubist shall comply with all terms and conditions of the Alnylam In-Licenses and the Kyowa Agreement in the Territory applicable to a Sublicensee of Alnylam, and shall perform and take such actions in the Territory as may be required of a Sublicensee (and, with respect to the Kyowa Agreement and the []*, as may be required of Alnylam, with respect to Development, Manufacture and Commercialization of Licensed Product for the Territory) to allow Alnylam to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence; provided that in no event shall Cubist be responsible for any payment obligations or other financial obligations of any kind of Alnylam under such agreements except as otherwise specifically set forth in Sections 4.7, 7.6, 7.7, 7.9 and  8.6.  In order to facilitate Cubist’s compliance with this Section 3.1(f), Alnylam will provide Cubist with reasonable notice in advance of any action or information required of Cubist in respect of the Alnylam In-Licenses, including a description regarding Alnylam’s interpretation of such requirements, and Cubist will, to the extent required under this Section 3.1(f), perform such actions and provide such information in accordance with such requirements as reasonably interpreted by Alnylam.

(g)           Right of First Negotiation for Asia.  Alnylam hereby grants to Cubist a right of first negotiation to add Asia to the Royalty Territory hereunder (the “ROFN Right”) if, during the Term, (i) the Kyowa Agreement terminates and (ii) Alnylam determines to seek an Asian Partner other than Kyowa Hakko for Licensed Products in the Field in Asia.  Prior to initiating formal business discussions with one or more Third Parties other than Kyowa Hakko regarding such opportunity, Alnylam shall notify Cubist of Alnylam’s determination to seek an Asian Partner other than Kyowa Hakko (the “ROFN Notice”), and Cubist shall have []* after receipt of the ROFN Notice (the “Option Period”) to notify Alnylam in writing that either (A) Cubist is exercising its ROFN Right and is interested in adding Asia to the Royalty Territory hereunder, or (B) Cubist is not interested in adding Asia to the Royalty Territory hereunder and therefore waives its ROFN Right.  Failure by Cubist to provide written notice of its exercise of the ROFN Right within the Option Period shall constitute a waiver by Cubist of its ROFN Right.  If Cubist provides written notice to Alnylam exercising its ROFN Right within the Option Period, the Parties shall negotiate exclusively in good faith for a period of up to []* from the date the ROFN Notice was received by Cubist (or such longer period as the Parties may mutually agree) (the “Negotiation Period”) regarding mutually agreeable terms and conditions, including mutually agreeable financial terms and conditions, on which this Agreement would be amended to add Asia to the Royalty Territory hereunder.  If, despite such good faith negotiations, the Parties do not execute such an amendment within the Negotiation Period, or if Cubist waives its ROFN Right, then Alnylam shall thereafter be free to negotiate and execute agreement(s) with one or more Third Parties with respect to such opportunity; provided that for a period of []* after the earlier of Cubist’s waiver of its ROFN Right or the expiration of the Negotiation Period, Alnylam shall not enter into an agreement regarding such opportunity on terms that, in the aggregate, are materially more favorable to the Third Party than those last offered by Alnylam to Cubist.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 3.2  Cubist Grants.

(a)           Manufacturing License.  Subject to the terms and conditions of this Agreement, Cubist hereby grants to Alnylam a non-exclusive, fully paid-up, non-royalty-bearing worldwide right and license, with the right to grant sublicenses, subject to Section 3.2(c), under the Cubist Technology, to Manufacture or have Manufactured Licensed Products, but solely to the extent necessary (i) during the Term, to enable Alnylam to fulfill its obligations under this Agreement with respect to the Collaboration, and (ii) during and after the Term, for the Development and Commercialization of Licensed Products for Asia but only to the extent that such []*.

(b)           Cubist Technology License.  Subject to the terms and conditions of this Agreement, Cubist hereby grants to Alnylam a non-exclusive, fully paid-up, non-royalty-bearing license, with the right to grant sublicenses, subject to Section 3.2(c), under any Cubist Technology but solely to the extent necessary (i) during the Term, to enable Alnylam to fulfill its obligations under this Agreement with respect to the Collaboration, and (ii) during and after the Term, to Develop and Commercialize Licensed Products for Asia but only to the extent that such []*.

(c)           Affiliates; Sublicenses.

(i)            Alnylam shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 3.2(a) and (b), and, subject to the licenses granted to Cubist under Sections 3.1(a), (b) and (c), the right to grant licenses of its rights under any Joint Collaboration IP, to an entity that is an Affiliate for so long as such entity remains an Affiliate of Alnylam and complies in all material respects with the obligations of Alnylam under this Agreement.  Alnylam hereby guarantees the full payment and performance of its Affiliates under this Agreement.

(ii)           Subject to Article VI, Alnylam shall have the right to grant sublicenses to Third Parties under the licenses granted to it pursuant to Sections 3.2(a)(i).

(iii)          Alnylam shall have the right to grant sublicenses to Third Parties under the licenses granted to it under Section 3.2(b)(i); provided that []*.

(iv)          Alnylam shall have the right to grant sublicenses to Third Parties under the licenses granted to it pursuant to Sections 3.2(a)(ii) and 3.2(b)(ii).

(d)           Payments Owed by Cubist.  Alnylam shall promptly reimburse Cubist for any amounts that Cubist or any of its Affiliates shall owe to any Third Party by reason of the license granted by Cubist to Alnylam under this Section 3.2 or under Section 11.3(a) and any sublicense granted by Alnylam or any of its Affiliates with respect to Development, Manufacture or Commercialization of Licensed Product under any such license, if such Third Party Technology was included in the definition of Cubist Technology in accordance with Section 8.6.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 3.3  Sublicensing Terms; Liability.

(a)           Each sublicense granted by a Party pursuant to this Article III shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement.  Each Party shall promptly provide the other Party with a copy of the fully executed sublicense agreement covering any sublicense granted hereunder, and such sublicense agreement shall contain the following provisions:  (i) a requirement that such Sublicensee submit applicable sales or other reports to the Party granting the sublicense to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) the audit requirement set forth in Section 7.12; (iii) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article IX with respect to both Parties’ Confidential Information; and (iv) any other provisions applicable to a Sublicensee required under any Alnylam In-License or Cubist In-License, as the case may be, of which the other Party is notified in writing.  If a granting Party becomes aware of a material breach of any sublicense by a Sublicensee of the rights granted to such Party under this Article III, the granting Party shall promptly notify the other Party of the particulars of the same and use Diligent Efforts to enforce the terms of such sublicense.

(b)           Each Party shall at all times be responsible for the performance of its Sublicensees under this Agreement.

Section 3.4  Joint Collaboration IP.  Subject to (i) the rights granted to each Party under this Agreement, including the exclusive licenses granted to Cubist under Section 3.1, (ii) the obligations of the Parties’ set forth in Section 10.1 and (iii) the payment obligations set forth in Article VII, each Party shall have the right to use, sell, keep, license, sublicense or assign its interest in Joint Collaboration IP and otherwise undertake all activities a sole owner might undertake with respect to such Joint Collaboration IP without the consent of and without accounting to the other Party.

Section 3.5  Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any Section of this Agreement, including Sections 3.1 and 3.2 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Each Party hereby acknowledges that (a) copies of research data, (b) laboratory samples, (c) product samples and inventory, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, and (j) marketing, advertising and promotional materials, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code.  Each Party agrees not to interfere with the other Party’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use reasonable efforts to assist the other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party to exercise such rights and licenses in accordance with this Agreement.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 3.6  Retained Rights.  Any rights of a Party not expressly granted under this Agreement shall be retained by such Party.

ARTICLE IV

DEVELOPMENT OF LICENSED PRODUCTS;
ADDITIONAL RSV PRODUCTS; OPT-OUT RIGHTS

Section 4.1  Overview.  The Parties will collaborate in the further Development of Licensed Product; provided, however, that the Parties will Develop Licensed Product in the Field in the Profit-Share Territory in accordance with the allocations of Development responsibilities set forth in the Development Plan as amended from time-to-time in accordance with Section 4.2, and, subject to the obligation to update the JSC, Cubist will be solely responsible for, and with respect to the Major EU Countries shall use Diligent Efforts with respect to, the Development of Licensed Product in the Field in the Royalty Territory.

Section 4.2  Development Plan; Amendments; Development Responsibilities.

(a)           The Development of Licensed Product in the Profit-Share Territory shall be governed by the Development Plan, and the Parties shall use Diligent Efforts to conduct all their Development activities relating to Licensed Product in accordance with the Development Plan.  As of the Effective Date, the Development Plan includes an initial overall plan for the Development of Licensed Product in the United States.  The Development Plan as of the Effective Date also includes the initial funding budgeted for each stage of Development in the United States.

(b)           The JSC shall review the Development Plan not less frequently than annually and shall develop detailed and specific Development Plan updates, which shall update or include annual Development budgets for the Profit-Share Territory for each Calendar Year until the completion of Licensed Product Development activities in the Profit-Share Territory.  No later than []* of each Calendar Year, the JSC shall prepare a preliminary draft of the update to the Development Plan and budget for the following Calendar Year.  The JSC shall review and agree (subject to the final Board approval of each Party) on a final version of each annual updated Development Plan and budget no later than each []* for the immediately following Calendar Year.  The Parties may also develop and submit to the JSC from time to time other proposed substantive amendments to the Development Plan.  The JSC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the Development Plan shall be amended accordingly.  Amendments and updates to the Development Plan, including any budgets for the Profit-Share Territory contained in the Development Plan, shall not be effective without the approval of the JSC.  In connection with each annual update to the Development Plan, the JSC shall review the FTE Cost, and shall recommend to the Parties whether any amendment should be made to the prospective FTE Cost to reflect updated benchmarking information or adjustments to account for FTE skill sets that

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

were not included in the original FTE Cost calculation.  No change to the FTE Cost shall be effective without the written agreement of both Parties.

(c)           The Parties anticipate that responsibilities for Development activities for the Profit-Share Territory will initially be allocated between the Parties substantially as set forth in Exhibit E.

(d)           Notwithstanding anything in this Agreement to the contrary, Cubist shall not have an obligation to seek JSC approval of development plans and budgets in the Royalty Territory, but will keep the JSC apprised of such plans.

Section 4.3  Development Efforts; Manner of Performance; Records and Reports.

(a)           Each of Alnylam and Cubist shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it relating to the Development Plan and to cooperate with the other in carrying out the Development Plan, in each case in good scientific manner and in compliance with applicable Law, Good Clinical Practice and Good Laboratory Practice.  Notwithstanding anything in this Agreement to the contrary, neither Party will engage or use a Third Party to perform any of the Development activities allocated to it under the Development Plan or provide any Licensed Product to any Third Party in the Profit-Share Territory unless such action, and the form of agreement with such Third Party, have been approved in advance by the JSC.

(b)           Each Party will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to Licensed Product by such Party and its permitted contractors and permitted Sublicensees.  Each Party will have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request the other Party to copy) all records of the other Party maintained in connection with the work done and results achieved in the performance of such Development activities, but solely to the extent such records relate to Licensed Product or to the extent access to such records is necessary for a Party to exercise its rights under this Agreement.  All such records, and the information disclosed therein, as well as all disclosures made pursuant to Sections 4.3(c) and 4.8, will be maintained in confidence by the recipient in accordance with Article IX and will only be used for purposes of the Collaboration; provided that Alnylam shall be permitted to disclose any such information obtained from Cubist to its Asian Partner for the purpose of assisting such Asian Partner to Develop, Manufacture and Commercialize Licensed Products for Asia, subject to the requirement that, to the extent permissible under Alnylam’s agreements with its Asian Partner, the Asian Partner has an obligation to disclose to Alnylam, and to permit Alnylam to disclose to Cubist, and permit Cubist to use for the purposes set forth in this Agreement, information and records of all work done and results achieved by such Asian Partner in the performance of Development, Manufacture or Commercialization of Licensed Products for Asia, including the information specified in this Section 4.3(b) and the information specified in Section 4.3(c) and Section 4.8.  Alnylam shall use Diligent Efforts to require its

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Asian Partner to permit the disclosures of information and records to Cubist contemplated by the preceding sentence.

(c)           In addition to the other disclosure obligations set forth in this Section 4.3, at times and in a manner to be reasonably agreed by the Parties, each Party shall disclose to the other Party a written summary, in a form mutually agreed by the Parties, of clinical data with respect to Licensed Products generated by or under authority of such Party or any Related Party since the last such disclosure.  Upon the request of either Party, the other Party shall provide prompt and complete access to, and the right to use for purposes of the activities for which such requesting Party is licensed hereunder, any Clinical Regulatory Filings and Safety Data generated by such Party or its Related Parties; provided that in any such case the requesting Party provides notice to the other Party reasonably in advance and reimburses the other Party for any reasonably incurred copying costs of providing such access.  Each Party must provide access to its Related Party’s Clinical Regulatory Filings and Safety Data on the same basis as if the Related Parties were such Party.  If requested by either Party or the JSC, the Parties shall discuss any issues relating to such Clinical Regulatory Filings or Safety Data provided by a Party to the other Party.  In addition to the foregoing, if required by a Regulatory Authority(ies) or if it is reasonably necessary for a Party or its Related Party(ies) to have access to the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of the other Party or its Related Party(ies), then such other Party shall provide, or cause to be provided, access to the originals, of such items.

Section 4.4  Joint Development Costs.

(a)           The Parties shall share Development Costs as follows:  (i) all Development Costs solely for the Profit-Share Territory shall be shared equally by the Parties, and (ii) all Development Costs incurred with respect to Development of Licensed Product for the Profit-Share Territory but generating data or other Know-How that also has applicability in the Royalty Territory shall be continue to be shared equally by the Parties except that any incremental costs associated specifically with any Development activities not required for the Profit-Share Territory shall be []*.  The Parties shall discuss and attempt to mutually determine in good faith how specific Development Costs are allocated in accordance with the foregoing sentence.  Except as otherwise set forth in this Section 4.4(a), Cubist shall be responsible for its costs associated with Development of Licensed Product for the Royalty Territory.

(b)           Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 4.5.  Each Party shall calculate and maintain records of Development Costs incurred by it in accordance with procedures to be established by the JSC.  Alnylam and Cubist shall report []* to each other on their Development Costs, with such reports to be submitted within []* after the []* of each Calendar Year.  Notwithstanding the foregoing, within []* after the end of the []*, Alnylam and Cubist shall each provide to the other an estimate of such Party’s Development Costs for such []*. The Parties shall seek to resolve any questions related to such accounting statements within []* after receipt.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 4.5  Reimbursement of Development Costs.

(a)                                The Party that incurs more than its share of the total actual Development Costs for Licensed Product, as allocated under Section 4.4(a), shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Development Costs in each Calendar Quarter; provided that, except as set forth in Section 4.5(b) total actual Development Costs for a Party for a Calendar Year shall not exceed []* percent ([]*%) of the budgeted Development Costs for such Party for such Calendar Year, as shown in the then current version of the Development Plan, except to the extent the JSC approves the increase over []* percent ([]*%) of the budgeted Development Costs for such Party before the additional costs are incurred.  Subject to Section 4.5(b), if actual Development Costs for a Calendar Year to date incurred by either Party exceed budgeted Development Costs for such Party for such Calendar Year by more than []* percent ([]*%) and the JSC did not approve some or all of such increase before the costs were incurred, the Development Costs deemed to have been incurred by such Party for purposes of determining the balancing payment under the first sentence of this Section 4.5(a) shall be limited to []* percent ([]*%) of such Party’s budgeted Development Costs plus any portion of the increase over such amount that was approved in advance by the JSC or approved under Section 4.5(b).  Decisions of the JSC with respect to Development Cost overruns shall be made in accordance with Section 2.5.  Reconciling payments under this Section 4.5 for any Calendar Quarter shall be made within []* after the end of such Calendar Quarter.

(b)                               Notwithstanding anything in Section 4.5(a) to the contrary, the Parties agree to approve a Party’s actual Development Costs in excess of []* percent ([]*%) of such Party’s budgeted Development Costs to the extent the overrun is attributable []*, provided that a contingency for such issue is not already included in the budget for Development Costs for such Calendar Year.

Section 4.6  Additional RSV Products.  If, at any time during the Term, the JSC determines to commence Development of a Licensed Product other than the RSV01 Product or the RSV02 Product (an “Additional RSV Product”), then the Additional RSV Product shall be included in the Collaboration and the Parties will promptly update the Development Plan accordingly.

Section 4.7  Alnylam Opt-Out Option.

(a)           Exercise of Option.  At any time after the First Opt-Out Milestone, Alnylam, by written notice to Cubist, shall have the right, in its sole discretion, to opt-out of further Development of all Licensed Products by providing written notice to Cubist citing this Section 4.7 (the “Opt-Out Option”), which Opt-Out Option shall, subject to Section 4.7(b), take effect []* after the date of such written notice.  Upon the effective date of Alnylam’s exercise of its Opt-Out Option, the following consequences shall occur:

(i)            The Royalty Territory shall thereafter be expanded to comprise the entire Territory;

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(ii)           The Profit-Share Territory shall cease to exist;

(iii)          The Parties shall cease to share in N.A. Pre-Tax Profit or Loss;

(iv)          Except as set forth in 4.7(a)(v) and 4.7(a)(xii) and subject to Section 4.7(b), Alnylam shall cease to share in Development Costs pursuant to Sections 4.4 and 4.5;

(v)           For a period of []* following the effective date of Alnylam’s Opt-Out Option, Alnylam shall continue to be responsible for fifty percent (50%) of Development Costs incurred by Cubist under the then current Development Plan; provided that the cumulative Development Costs paid by Alnylam for Licensed Product under this Section 4.7(a)(v) after Alnylam has exercised the Opt-Out Option shall not exceed:  (A) []* Dollars ($[]*) if Alnylam exercised the Opt-Out Option after the First Opt-Out Milestone and prior to the Second Opt-Out Milestone and (B) []* Dollars ($[]*) if Alnylam exercised the Opt-Out Option after the Second Opt-Out Milestone.

(vi)          Without limiting Cubist’s obligations under Section 7.2, and subject to Sections 4.7(a)(ix) 4.7(a)(xii), Cubist shall make the non-refundable, non-creditable milestone payments set forth below to Alnylam not later than []* after the earliest date on which the corresponding milestone event set forth below has been achieved:

Milestone Event	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the First Opt-Out Milestone and Prior to the Second Opt-Out Milestone	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the Second Opt- Out Milestone	Section 4.7(a)(xii) Option I

(A) Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication in the United States	$[]*	$[]*	$[]*

(B) First Commercial Sale of a Licensed Product in any indication in the United States	$[]*	$[]*	$[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Milestone Event	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the First Opt-Out Milestone and Prior to the Second Opt-Out Milestone	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the Second Opt- Out Milestone	Section 4.7(a)(xii) Option I

(C)  Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication other than the indication with respect to which the milestone event described in Section 4.7(a)(vi)(A) above was achieved in the United States

	$[]*	$[]*	$[]*

(D)  Regulatory Approval of a Licensed Product for any indication other than the indication with respect to which the milestone event described in Section 4.7(a)(vi)(A) above was achieved in the United States

	$[]*	$[]*	$[]*

The milestone payments set forth in this Section 4.7(a)(vi) shall be paid only once, upon the first achievement of the applicable milestone event by the first Licensed Product to achieve such milestone event.

(vii)         Without limiting Cubist’s obligations under Section 7.3 (which shall continue to apply to Net Sales of Licensed Product in the Royalty Territory but only as the Royalty Territory was defined immediately prior to Alnylam’s exercise of the Opt-Out Option), and subject to Sections 4.7(a)(ix) and 4.7(a)(xii), in addition to all other amounts payable under this Agreement, Cubist shall make the non-refundable, non-creditable milestone payments set forth below to Alnylam upon the achievement of the milestone events set forth below, such payment to be made as set forth below:

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Milestone Event	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the First Opt-Out Milestone and Prior to the Second Opt-Out Milestone	Payment if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the Second Opt- Out Milestone	Section 4.7(a)(xii) Option I

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

The milestone payments set forth in this Section 4.7(a)(vii) shall be paid only once, upon the first achievement of the applicable milestone event.  For purposes of determining whether a milestone event set forth in this Section 4.7(a)(vii) has occurred (and without creating an obligation to pay the milestone more than once as set forth in the preceding sentence), Calendar Year Net Sales shall be aggregated for all Licensed Products sold in North America during the relevant Calendar Year.

If more than one of such milestone events first occurs based on sales of Licensed Products in the same Calendar Year, all of such milestone payments shall be paid for such Calendar Year.  If a milestone payment set forth above is earned based on Net Sales over a period that is shorter in duration than a full Calendar Year, such payment shall become due and payable []* after the end of the Calendar Quarter in which the milestone event is achieved.

(viii)        Without limiting Cubist’s obligations under Section 7.5 (which shall continue to apply to Net Sales of Licensed Product in the Royalty Territory as the Royalty Territory was defined immediately prior to Alnylam’s exercise of the Opt-Out Option), and subject to Sections 4.7(a)(ix), 4.7(a)(xii), 7.5(c), 7.5(d), 7.6 and 7.8 through 7.20 (inclusive) (which, for such purpose, shall be modified as necessary to apply to the royalty obligations described in this Section 4.7(a)(viii)), Cubist shall pay to Alnylam royalties on the aggregate Net Sales of all Licensed Products in North America by Cubist or its Related Parties as follows:

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Aggregate Calendar Year Net Sales of Licensed Products in North America	Royalty Rate (as a Percentage of Net Sales) if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the First Opt-Out Milestone and Prior to the Second Opt-Out Milestone	Royalty Rate (as a Percentage of Net Sales) if Alnylam’s Exercise of the Opt-Out Option Takes Effect After the Second Opt-Out Milestone	Section 4.7(a)(xii) Option I

$[]* - $[]*	[]%*	[]%*	[]%*

Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*

Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*

Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*

Greater than $[]*	[]%*	[]%*	[]%*

The foregoing provisions of this Section 4.7 and Section 7.6(a) notwithstanding, and in addition to the amounts set forth above in this Section 4.7, Cubist shall pay to Alnylam (A) []* percent ([]*%) of the allocated milestone amounts under the Existing Alnylam In-Licenses that are identified on Exhibit H, and (B) []* percent ([]*%) of all royalties on the Net Sales of Licensed Products in North America payable under the Existing Alnylam In-Licenses up to a maximum of []* percent ([]*%) of such Net Sales (i.e., Cubist’s maximum []* percent ([]*%) share would be []* percent ([]*%) of such Net Sales).

(ix)           The foregoing provisions of this Section 4.7(a) notwithstanding, if  Alnylam has exercised its Opt-Out Option and Cubist or any of its Affiliates, prior to or after  Alnylam’s exercise of its Opt-Out Option,  granted or grants one or more Third Party licensees or Sublicensees a sublicense under the Alnylam Technology or a license under the Cubist Technology to Develop or Commercialize any Licensed Product in the Field in a country or

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

countries in North America, then Cubist shall have no payment obligations under Sections 4.7(a)(vi), 4.7(a)(vii) or 4.7(a)(viii) with respect to development or sales milestones achieved, or Net Sales of Licensed Products, by such Cubist licensee  or Sublicensee in such country(ies) in North America, and, in lieu of such payments and subject to Section 7.9(c), Cubist shall instead pay Alnylam a portion of Sublicense Income received from such Third Party licensee or Sublicensee with respect to such country(ies) in North America in accordance with the following:

Opt-Out Point	Percentage of Sublicense Income

After the First Opt-Out Milestone and prior to the Second Opt-Out Milestone	[]%*

After the Second Opt-Out Milestone	[]%*

For purposes of clarity, if Alnylam exercises its Opt-Out Option Cubist’s payment obligations under Sections 4.7(a)(vi), 4.7(a)(vii) and 4.7(a)(viii) shall apply with respect to development and sales milestones achieved, and the Net Sales of Licensed Products sold, by Cubist and its Affiliates in such country(ies) in North America.

(x)                               The JSC and JCT shall be dissolved, and, except as set forth in Article VI, all decisions regarding Development, Commercialization and Manufacture of Licensed Product shall become subject to Cubist’s final decision-making authority, except that:  (A) Cubist may not conduct, sponsor, fund or otherwise support a Clinical Study or Post-Approval Study of Licensed Product that would []* the Development or Commercialization of Licensed Product in the Field in Asia, without Alnylam’s prior written consent, (B) Cubist may not resolve any dispute as to what constitutes Diligent Efforts or as to whether the First Opt-Out Milestone or the Second Opt-Out Milestone has been achieved, and (C) Cubist may not unilaterally amend this Agreement.

(xi)                            This Agreement shall otherwise remain in effect.

(xii)                         Notwithstanding the foregoing provisions of this Section 4.7(a), if (1) Alnylam exercises the Opt-Out Option after the Second Opt-Out Milestone and (2) []*, then:

A.                                   Cubist shall promptly provide Alnylam with a copy of such []* and with a summary of all relevant information relating to such []*;

B.                                     Additionally, Cubist shall provide Alnylam with such additional information regarding such []* and planned []* as Alnylam may reasonably request;

C.                                     Within []* after receipt of the information and documents provided by Cubist pursuant to clause (A); provided however in no event shall such time period expire earlier than []* after delivery of any

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

information requested by Alnylam pursuant to clause (B), Alnylam shall make one of the following two elections and notify Cubist of such election:  (I) elect to accept the milestones and royalties set forth in the column entitled “Section 4.7(a)(xii) Option I” in Sections 4.7(a)(vi), 4.7(a)(vii) and 4.7(a)(viii), in lieu of the otherwise applicable opt-out economics set forth above in Sections 4.7(a)(vi), 4.7(a)(vii) and 4.7(a)(viii) (provided that such reduced economics shall remain subject to the applicable provisions of Section 7.9 referenced in Section 4.7(a)(viii)) or (II) agree to fund []* percent ([]*%) of the []*, in which case there shall be no reduction to the applicable opt-out economics set forth above in Sections 4.7(a)(vi), 4.7(a)(vii) and 4.7(a)(viii);

D.                                    If Alnylam makes the election set forth in clause (C)(I) above and Cubist subsequently achieves a []* provided to Alnylam by Cubist pursuant to clause (A) above, Cubist shall notify Alnylam of such occurrence promptly after receipt of such []* and Alnylam shall thereafter have an option, exercisable by providing Cubist with notice of such exercise within []* after Alnylam’s receipt of Cubist’s notification, to pay Cubist []* percent ([]*%) of the amount of the additional []* actually incurred by Cubist in []* and, if Alnylam exercises such option and thereafter makes such payment within []* after Alnylam’s receipt of Cubist’s notification, the reduction to Alnylam’s opt-out economics set forth in clause (C)(I) above shall not apply; and

E.                                      If Alnylam makes the election set forth in clause (C)(II) above, then the JSC shall be reconstituted and, []*, all Development and Manufacture for the purposes of Development of Licensed Product for the Profit-Share Territory shall []*.  For purposes of clarity, (i) at the time []*, the JSC will be dissolved again and Alnylam will, from that point forward, receive milestones and royalties based upon the exercise of its Opt-Out Option after the Second Opt-Out Milestone and (ii) at no time shall Alnylam resume sharing in N.A. Pre-Tax Profit or Loss.

(b)                                 Cubist Termination.  Notwithstanding anything in this Section 4.7 to the contrary, Alnylam’s exercise of its Opt-Out Option shall not take effect if, prior to the effective date of such Opt-Out Option under this Section 4.7, Cubist provides written notice to Alnylam of Cubist’s decision to terminate this Agreement under Section 11.2(a).

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 4.8  Technology Transfer and Exchange of Know-How.

(a)           Exchange of Know-How.  Promptly following the Effective Date, Alnylam will make available to Cubist, at no cost or expense to Cubist, such Alnylam Know-How as is requested by Cubist in connection with Cubist’s Development efforts, including all data from any and all clinical trials and preclinical studies and non-clinical development work for Licensed Products that are in existence as of the Effective Date.  During the Term, Alnylam shall promptly update Cubist as to all Alnylam Know-How that has not previously been provided under this Agreement, and shall provide to Cubist any such additional Alnylam Know-How promptly upon Cubist’s request.

(b)           Updates if JSC Ceases to Exist.  In the event during the Term the JSC ceases to exist, then no later than []* of each Calendar Year thereafter (for the period ending December 31 of the prior Calendar Year), (i) Cubist shall prepare and deliver to Alnylam a written report summarizing the status, progress and results of activities performed by Cubist and its Related Parties with respect to the Development, Manufacture or Commercialization of Licensed Product in the Field for the Territory performed since the last such report submitted under this Agreement, and (ii) Alnylam shall submit to Cubist a written report summarizing the status, progress and results of activities performed by Alnylam and its Related Parties with respect to Development, Manufacture or Commercialization of Licensed Product for Asia since the last report submitted under this Agreement.  Such reports may be provided in any reasonable written form determined by the Party making such report, including in a presentation slide format that reasonably summarizes such activities.

ARTICLE V

COMMERCIALIZATION AND CERTAIN OTHER RESPONSIBILITIES

Section 5.1  Diligent Efforts.  Cubist shall have the sole right to Commercialize Licensed Product in the Field in the Territory.  The costs of Commercialization in the Royalty Territory shall be borne one hundred percent (100%) by Cubist.  The costs of Commercialization in the Profit-Share Territory shall be shared equally by the Parties through the sharing of N.A. Pre-Tax Profit or Loss under Section 7.4 even if there are no Net Sales. Cubist shall use Diligent Efforts to Commercialize Licensed Products in those countries in the Territory in which Cubist has obtained Regulatory Approval and where Commercialization is commercially reasonable, including by providing appropriate incentives consistent with its normal business practices to Sales Representatives involved in the Commercialization of Licensed Products in the Territory.

Section 5.2  Joint Commercialization Team.  Commencing with the earlier of (i) []* and (ii) the date []* prior to the anticipated launch of the first Licensed Product in the Territory, and provided Alnylam has not exercised its Opt-Out Option, the Parties will establish a joint commercialization team (“JCT”) to coordinate the Commercialization of Licensed Product in the Field in the Profit-Share Territory.  The provisions of Sections 2.1(a), 2.1(b) and 2.1(c) relating to the operation of the JSC shall also apply to the JCT; provided, however, that Alnylam shall have the right, but not the obligation, to participate in the JCT.  The responsibilities of the JCT include:

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(a)           providing updates regarding the Commercialization of Licensed Product in the Profit-Share Territory;

(b)           reviewing, commenting on and approving the Commercialization Plan and all updates to the Commercialization Plan;

(c)           coordinating with the JSC regarding Development matters as necessary or appropriate to Commercialization of Licensed Product in the Profit-Share Territory;

(d)           overseeing Manufacturing activities related to the Commercialization of Licensed Product in the Territory;

(e)           receiving updates from Cubist on the status of Commercialization activities in the Royalty Territory;

(f)            performing such other activities as the Parties agree in writing shall be the responsibility of the JCT; and

(g)           attempting to resolve any and all disputes relating to the Commercialization of Licensed Product in the Territory by consensus.

For purposes of clarity, the JCT shall not have the authority to modify the terms of this Agreement.

Cubist shall have final decision-making authority with respect to all decisions related to Commercialization in the Territory, including those decisions within the purview of the JCT, subject in each case to the specific limitations set forth in Sections 2.5(a) and (b), but not including the escalation procedures contained in Section 2.5, and subject to the limitations in Section 5.3.

Section 5.3  Commercialization Plan.

(a)           Commencing no later than []* prior to the anticipated launch of the first Licensed Product, Cubist shall prepare and deliver to the JCT, by no later than  []* of each Calendar Year, a written plan and budget that describes in detail the Commercialization activities (including pre-launch and launch activities, if applicable) to be undertaken with respect to Licensed Product in the Profit-Share Territory in the next Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Commercialization Plan”).  The Commercialization Plan (including the budget) shall contain sufficient detail with respect to Commercialization tactics and other matters to enable the JCT to conduct a meaningful review of the Commercialization Plan, and the JCT shall approve the first Commercialization Plan for the Profit-Share Territory no later than []* prior to launch of the first Licensed Product in the Profit-Share Territory.  Thereafter, the JCT shall review the Commercialization Plan not less frequently than annually and shall develop Commercialization Plan updates, which shall include updated budgets for the Profit-Share Territory, for each Calendar Year.  Cubist may also develop and

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

submit to the JCT for review from time to time other proposed substantive amendments to the Commercialization Plan.  Amendments and updates to the Commercialization Plan, including any budgets for the Profit-Share Territory contained in the Commercialization Plan, shall not be effective without the approval of the JCT.  Notwithstanding anything in this Agreement to the contrary, if Cubist engages or uses a Third Party to perform any Commercialization activities in the Profit-Share Territory under circumstances where such Third Party will be granted a sublicense under Alnylam Technology or where there will be a material penalty for early termination that is inconsistent with industry standards, []*.

(b)           The amount by which the Commercialization Costs actually incurred by a Party in any Calendar Year exceeds such Party’s allocated share, under Section 7.4(a), of the total Commercialization Costs for such period, as shown on the applicable Commercialization Plan, shall be taken into account in the calculation of the balancing payment to be made under Section 7.4(b) so as to reconcile each Party to its agreed percentage of actual Commercialization Costs in accordance with Section 7.4(b); provided that, except as set forth in Section 5.3(c), the total actual Commercialization Costs for a Party for a Calendar Year shall not exceed []* percent ([]*%) of the budgeted Commercialization Costs for such Party for such Calendar Year, as shown in the then current version of the Commercialization Plan, except to the extent the JCT approves the increase over []* percent ([]*%) of the budgeted Commercialization Costs for such Party before the additional costs are incurred.  Except as set forth in Section 5.3(c), if actual Commercialization Costs for the Calendar Year to date incurred by either Party exceed budgeted Commercialization Costs for such Party for such Calendar Year by more than []* percent ([]*%) and the JCT did not approve some or all of such increase before the costs were incurred, the Commercialization Costs deemed to have been incurred by such Party for purposes of determining the balancing payments pursuant to Section 7.4(b) shall be limited to []* percent ([]*%) of such Party’s budgeted Commercialization Costs plus any portion of the increase over such amount that was approved in advance by the JCT or that is approved or permitted under Section 5.3(c).  Decisions of the JCT with respect to Commercialization Cost overruns shall be made in accordance with Section 2.5.  Alnylam and Cubist shall report []* to each other on their Commercialization Costs, with such reports to be submitted within []* after the []*.  Notwithstanding the foregoing, within []* after the end of the []*, Alnylam and Cubist shall each provide to the other an estimate of such Party’s Commercialization Costs for such []*. The Parties shall seek to resolve any questions related to such accounting statements within []* after receipt.

(c)           Notwithstanding anything in Section 5.3(b) to the contrary, []*, reasonable out-of-pocket costs of []* incurred by a Party or any of its Related Parties under Section []* is approved by the JSC and reasonable out-of-pocket costs  incurred by a Party or any of its Related Parties under Section []*, in each case with respect to Actions in the Field in the Profit-Share Territory shall be included as Commercialization Costs regardless of whether such costs are included in the Commercialization Plan, provided that the Parties shall use good faith efforts to include estimates of such costs in the Commercialization Plan.  In addition, the limitations in Section 5.3(b) with respect to Commercialization Costs in excess of []* percent ([]*%) of budget shall not apply to []*, including []*, which such amounts shall be included in Commercialization

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Costs in the amounts actually incurred in accordance with Cubist’s then-current []*, as communicated by Cubist to Alnylam for the applicable Calendar Year.  The Parties further agree that the JCT shall approve a Party’s Commercialization Costs in excess of []* percent ([]*%) of such Party’s budgeted Commercialization Costs to the extent the overrun is attributable to []*, provided that a contingency for such issue is not already included in the budget for Commercialization Costs for such Calendar Year.

Section 5.4  Regulatory Filings.  Except as may be otherwise specified by the JSC or set forth in Exhibit E or as otherwise required for Alnylam to perform its obligations under this Agreement, Cubist (or its Related Parties) shall be the holder of all INDs and Regulatory Approvals (including IND and NDA submissions) for Licensed Product in the Territory, and Cubist shall have the right to (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (b) be responsible for interfacing, corresponding and meeting with each Regulatory Authority and (c) be responsible for maintaining all regulatory filings.  Alnylam or its Asian Partner shall have the right to cross-reference all INDs, Regulatory Approvals and all other regulatory filings filed by Alnylam or Cubist or their respective Related Parties in the Territory with respect to the Development, Manufacture or Commercialization of Licensed Products for Asia.

Section 5.5  Advertising and Promotional Materials.  As between the Parties, Cubist will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to Licensed Product (“Promotional Materials”) for use in the Territory.  All such Promotional Materials will be compliant with all applicable Laws, and in the Profit Share Territory shall be consistent with the Commercialization Plan.  Subject to any limitations imposed by applicable Law, all such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of Licensed Product in the Field in the Territory shall (a) acknowledge the Parties’ license arrangement and collaboration on Licensed Product, and (b) in the Profit-Share Territory, shall display the Cubist and Alnylam names and logos with equal prominence.  Copies of all Promotional Materials used in the Territory will be archived by Cubist in accordance with applicable Law.  Upon Alnylam’s reasonable request, copies of the core Promotional Materials used by Cubist in the Profit-Share Territory shall be translated into English (where applicable) and provided to Alnylam, and the costs of such translations shall be Commercialization Costs.  Upon Alnylam’s reasonable request and cost, copies of the core Promotional Materials used by Cubist in the Royalty Territory shall be translated into English (where applicable) and provided to Alnylam. Upon Cubist’s reasonable request and cost, copies of the core Promotional Materials for Licensed Product used by Alnylam or any of its Related Parties in the Field for Asia shall be translated into English (where applicable) and provided to Cubist.

Section 5.6  Sales and Distribution.  Cubist shall be responsible for booking sales and shall warehouse and distribute Licensed Product in the Territory.  If Alnylam receives any orders for Licensed Product in the Field for the Territory, it shall refer such orders to Cubist.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 5.7  Reporting Obligations.

(a)           Within Territory.  Cubist shall prepare and deliver to the JCT (or, if the JCT does not exist, shall deliver to Alnylam), by no later than each []* (for the period ending December 31 of the prior Calendar Year), written reports summarizing Cubist’s Commercialization activities for Licensed Product in the Field in the Territory performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  In addition, Cubist shall provide Alnylam with written notice of (i) all filings and submissions for Regulatory Approval regarding Licensed Product in the Territory in a timely manner; (ii) all Regulatory Approvals obtained or denied, the filing of any IND for Licensed Product, the First Commercial Sale of Licensed Product in each country in the Territory and the achievement by Cubist of any milestone event set forth in Section 7.2 or 7.3, within []* after Cubist learns such event has occurred; provided, however, that in all circumstances, Cubist shall inform Alnylam of such event prior to public disclosure of such event by Cubist. Moreover, to the extent consistent with the provisions of Section 3.1(f) and subject to Section 7.4, Cubist shall prepare and deliver to Alnylam any additional reports required under the Alnylam In-Licenses, in each case sufficiently in advance to enable Alnylam to comply with its obligations under the Alnylam In-Licenses.  Cubist shall also provide to the JCT such other information as Alnylam may reasonably request related to Commercialization of Licensed Product in the Territory and shall keep the JCT reasonably informed of Cubist’s Commercialization activities with respect to Licensed Product in the Field in the Territory.

(b)           Asia.  Alnylam shall prepare and deliver to the JCT (or, if the JCT does not exist, shall deliver to Cubist), by no later than each []* (for the period ending December 31 of the prior Calendar Year), written reports summarizing the Commercialization activities of Alnylam and its Related Parties with respect to Licensed Product in the Field for Asia performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  In addition, Alnylam shall provide Cubist with written notice within []* after Alnylam becomes aware (but in any event prior to public disclosure by Alnylam) of (i) all filings and submissions for Regulatory Approvals regarding Licensed Product in Asia; and (ii) all Regulatory Approvals obtained or denied, the filing of any IND for Licensed Product or the First Commercial Sale of Licensed Product, in each case in each country in Asia.  Alnylam shall also provide such other information to Cubist as Cubist may reasonably request and shall keep Cubist reasonably informed of Commercialization activities of Alnylam and its Asian Partner with respect to Licensed Product in the Field in Asia.

Section 5.8  Other Responsibilities.  Without intending to limit in any way Cubist’s overall responsibility for Commercialization of Licensed Products in the Territory, the Parties agree that Cubist shall be solely responsible for (a) handling all returns of Licensed Product, in the Territory, it being understood that if Licensed Product is returned to Alnylam, it shall promptly be shipped to a facility designated by Cubist; and (b) handling all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables in the Territory; provided that in the Profit-Share Territory, the costs of such activities shall be included as Commercialization Costs or Distribution Costs, as the case may be, in the calculation and

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

reconciliation of N.A. Pre-Tax Profit or Loss in accordance with Section 7.4.  All returns will be required to be made in accordance with Cubist’s standard return procedures which require a return authorization to be issued by Cubist or its designee.

Section 5.9  Adverse Event and Licensed Product Complaint Reporting Procedures; Notice of Information Affecting Marketability of Licensed Product.  Each Party will maintain a record of any and all complaints it receives with respect to Licensed Products, and will use Diligent Efforts to ensure that its Related Parties maintain such records.  Each Party will notify the other Party in reasonable detail of any complaint it receives with respect to Licensed Product within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which Licensed Product is being marketed or tested in Clinical Studies or Post-Approval Studies.  Cubist will maintain a global safety database for Licensed Product.  The reasonable costs of implementing and maintaining the global safety database shall be included as Commercialization Costs in the calculation and reconciliation of N.A. Pre-Tax Profit or Loss in accordance with Section 7.4 even though the global safety database will also be used with respect to the Royalty Territory.  In the event Alnylam elects to exercise its Opt-Out Option under Section 4.7, notwithstanding anything to the contrary contained in Section 4.7 or otherwise in this Agreement, Alnylam shall continue to pay []* of the reasonable costs of maintaining the global safety database, and shall reimburse Cubist for such costs on a monthly basis within []* after receipt of an invoice from Cubist.  Alnylam and the Asian Partner will have access to all data in the global adverse event database, subject to reasonable procedures to be mutually agreed upon by the Parties and such Asian Partner and set forth in the Safety Information Exchange Agreement, as defined below.  Cubist will provide Alnylam and the Asian Partner with all adverse event information and safety data relating to Licensed Product in its Control through access to the global adverse event database.  Alnylam will use Diligent Efforts to require that its Asian Partner will report to Alnylam or directly to Cubist the details around any adverse events and serious adverse events relating to Licensed Product in its Control within the time periods for such reporting as specified in the Safety Information Exchange Agreement.  Cubist shall be responsible for submitting adverse event reports with respect to Licensed Products to the applicable Regulatory Authorities in the Territory.  Cubist’s reasonable costs associated with submitting adverse event reports in the Royalty Territory shall be borne by Cubist.  Cubist’s reasonable costs associated with submitting adverse event reports in the Profit-Share Territory shall be included as Commercialization Costs in the calculation and reconciliation of N.A. Pre-Tax Profit or Loss in accordance with Section 7.4.  In addition, each Party shall promptly notify the other Party if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of Licensed Products in the Territory.  Within []* after the Effective Date, the Parties will develop and agree in writing upon a safety information exchange agreement (the “Safety Information Exchange Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations and consistent with the terms of this Agreement.  At Cubist’s request, Alnylam shall use Diligent

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Efforts to require that its Asian Partner become a Party to the Safety Information Exchange Agreement.

Section 5.10  Recalls, Market Withdrawals or Corrective Actions.  If any Regulatory Authority issues or requests a recall or takes a similar action in connection with Licensed Product in the Territory, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall, withdrawal or similar action, shall, within []*, advise the other Party thereof by telephone or facsimile.  Cubist, in consultation with Alnylam, shall decide whether to conduct a recall or product withdrawal in the Territory (except in the case of a government mandated recall, when Cubist may act without such advance notice, but shall notify Alnylam as soon as possible) and the manner in which any such recall or withdrawal shall be conducted.  Alnylam will make available to Cubist, upon request, all of Alnylam’s pertinent records that Cubist may reasonably request to assist Cubist in effecting any recall.

Section 5.11  Medical Inquiries.  Cubist shall handle all medical questions or inquiries from members of the medical profession in the Territory regarding Licensed Product in the Field. Cubist’s reasonable costs associated with handling medical questions or inquiries from members of the medical profession in the Profit-Share Territory shall be included as Commercialization Costs in the calculation and reconciliation of N.A. Pre-Tax Profit or Loss in accordance with Section 7.4.

Section 5.12  Export Monitoring.  Cubist and its Related Parties will use Diligent Efforts to monitor and prevent exports of Licensed Product from the Territory to countries in Asia, using methods commonly used in the industry for such purpose, and shall promptly inform Alnylam of any such exports of Licensed Product from the Territory to countries in Asia, and the actions taken to prevent such exports.  Cubist agrees to take any actions reasonably requested in writing by Alnylam that are consistent with applicable Law to prevent exports of Licensed Product from the Territory to countries in Asia.  Alnylam shall use Diligent Efforts to effect provisions with its Asian Partner that require the Asian Partner to use efforts consistent with those required of Cubist under this Section 5.12 to inform Cubist of, and to prevent, exports of Licensed Products from countries in Asia into countries in the Territory.

ARTICLE VI

MANUFACTURE AND SUPPLY

Section 6.1  Supply Obligations; Alnylam’s Existing Manufacturing Arrangements.

(a)           Subject to Section 6.2, from and after the Effective Date, Alnylam will use Diligent Efforts, either itself or through Third Parties, to Manufacture, in accordance with applicable cGMP (as defined in the Supply Agreement Term Sheet), and supply to Cubist API Bulk Drug Substance and Finished Product (as applicable) in quantities that are reasonably sufficient for the conduct of Development and Commercialization by Cubist with respect to the

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Profit-Share  Territory under the Development Plan and Commercialization Plan, respectively, and for Development and Commercialization in the Royalty Territory. Cubist shall pay Alnylam an amount equal to Alnylam’s Cost of Goods Sold for API Bulk Drug Substance and Finished Product (as applicable) supplied by Alnylam to Cubist pursuant to this Section 6.1 with respect to the Development and Commercialization in the Royalty Territory, payable within []* after receipt of an invoice therefor in accordance with the Supply Agreement.  Alnylam’s Cost of Goods Sold for API Bulk Drug Substance and Finished Product (as applicable) supplied by Alnylam to Cubist pursuant to this Section 6.1 for Development in the Profit-Share Territory shall be included as Development Costs. Alnylam’s Cost of Goods Sold for API Bulk Drug Substance and Finished Product (as applicable) supplied by Alnylam to Cubist pursuant to this Section 6.1 for Commercialization in the Profit-Share Territory shall be shared by the Parties  through the calculation of N.A. Pre-Tax Profit or Loss.

(b)           Prior to the Effective Date, Alnylam entered into the master services agreements identified on Exhibit F with respect to the supply of API Bulk Drug Substance and Finished Product for clinical trials, and such agreements are hereby deemed approved by Cubist. Subject to Sections 6.2 and 6.3, Alnylam shall be responsible for the day-to-day management of such suppliers on behalf of the Parties, under the direction of the JSC; provided that in no event shall Alnylam amend any of the agreements identified on Exhibit F with respect to any Licensed Product without Cubist’s prior written approval of the form of the amendment, which approval shall not be unreasonably withheld or delayed.  After the Effective Date, Alnylam, in consultation with Cubist, shall use Diligent Efforts to enter into such additional agreements (if any, as determined by the Parties) with suppliers of API Bulk Drug Substance or Finished Product (as applicable) to supply the Parties with API Bulk Drug Substance or Finished Product in quantities that are reasonably sufficient for the conduct of Development and Commercialization activities for the Territory pursuant to this Agreement.  The selection of such Third Party suppliers and the terms of the agreements with such Third Party suppliers with respect to Licensed Products shall be subject to prior approval by both Parties, which approval shall not be unreasonably withheld or delayed.  The terms of any such agreements shall include the right of both Parties to audit any such Third Party suppliers of API Bulk Drug Substance or Finished Product being supplied for the Territory.  In the case of the agreements identified on Exhibit F, to the extent permitted by such agreements and upon the reasonable request of Cubist, Alnylam shall audit such existing Third Party suppliers with respect to activities related to Licensed Products and, to the extent permitted by such agreements, shall permit Cubist representatives to participate as part of the audit team.  The results of any such audit shall be reported to Alnylam as provided in such agreements and Alnylam shall report such results to Cubist to the extent permitted by such agreements.  Notwithstanding anything in this Agreement to the contrary, Alnylam shall use Diligent Efforts to amend the agreements listed on Exhibit F to the extent necessary to permit Cubist representatives to participate in audits of such Third Parties with respect to Licensed Product and to have access to audit results.

(c)           The JSC shall not take any action or direct Alnylam to take any action that would result in the breach of any agreement set forth on Exhibit F, or of any subsequent agreement between Alnylam and an API Bulk Drug Substance or Finished Product supplier,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

including any minimum purchase obligation or non-cancelable order obligation contained in any such agreement.

Section 6.2  Transition of Manufacturing Responsibilities to Cubist.

(a)           The Parties contemplate that, at a suitable time after the Effective Date, the Parties may agree to transfer responsibility for Manufacturing API Bulk Drug Substance and Finished Product for the Territory (as applicable) to Cubist or a designated Third Party manufacturer.  The Supply Agreement Term Sheet also contains provisions under which Cubist may assume responsibility for the Manufacture of  Licensed Product.

(b)           If, and at such time as a transition of Manufacturing to Cubist is to occur under Section 6.2(a), Cubist will either (i) enter into agreement(s) with API Bulk Drug Substance supplier(s) or Finished Product suppliers or (ii) supply API Bulk Drug Substance or Finished Product (after completion of transfer of responsibilities), in either case to replace the agreement(s) referenced in Section 6.1 or to provide a second source of supply for API Bulk Drug Substance or Finished Product, the terms of any such agreements or arrangements involving Cubist shall be subject to both Parties’ prior written approval, which approval shall not be unreasonably withheld or delayed.  After such transition, Cubist’s Cost of Goods Sold for API Bulk Drug Substance and Finished Product (as applicable) supplied by Cubist for Development in the Profit-Share Territory shall be included as Development Costs, and Cubist’s Cost of Goods Sold for API Bulk Drug Substance and Finished Product (as applicable) supplied by Cubist for Commercialization in the Profit-Share Territory shall be shared by the Parties through the calculation of N.A. Pre-Tax Profit or Loss.

(c)           From and after such time, if any, as responsibility for Manufacturing API Bulk Drug Substance or Finished Product is transitioned to Cubist, Cubist shall use Diligent Efforts to Manufacture or have Manufactured and supply sufficient quantities of the API Bulk Drug Substance or Finished Product (as applicable) to enable Cubist to respond on a timely basis to customer demand for Licensed Products in the Field in the Territory.

(d)           Cubist acknowledges that Alnylam has certain supply obligations to Kyowa Hakko under the Kyowa Agreement, and that, if any such obligations to Kyowa Hakko or to another Asian Partner remain at the time of any transition of responsibility for supply to Cubist pursuant to Section 6.2(a), the Parties shall use Diligent Efforts to structure such transition in a manner that enables Alnylam to satisfy such supply obligations to Kyowa Hakko (or another Asian Partner, as applicable) after such transition in a reasonable manner, provided in no event shall Cubist have any obligation to supply Alnylam with any Licensed Product other than the Licensed Product Cubist is Manufacturing for itself.

(e)           Alnylam shall pay Cubist an amount equal to []* for any API Bulk Drug Substance and Finished Product (as applicable) supplied by Cubist to Alnylam (or its designee) pursuant to Section 6.2(d) []* to which Alnylam is entitled under its agreement with its Asian Partner, which such amount shall be paid within []* after receipt of an invoice therefor.  Sale by

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Cubist of API Bulk Drug Substance or Finished Product to Alnylam under this Agreement shall not be included in the calculation of Net Sales.

Section 6.3  Supply Agreement.  The terms of Exhibit G hereof (the “Supply Agreement Term Sheet”) shall govern the Manufacture and supply of Licensed Product hereunder until such time as the Parties enter into a supply agreement (the “Supply Agreement”), after which time, the terms of the Supply Agreement shall govern.  The Parties will use their commercially reasonable efforts to enter into, within []* after the Effective Date, a Supply Agreement among Alnylam, Cubist and Kyowa Hakko, consistent with the terms set forth in Exhibit G, and containing such other terms as shall be consistent with this Agreement, the Kyowa Agreement and industry standards for a contract manufacturing agreement in the context of a collaborative effort.  For purposes of clarity, if Cubist assumes responsibility for the Manufacture and supply of License Product pursuant hereto or pursuant to the Supply Agreement Term Sheet or the Supply Agreement, it is the intention of the Parties that Cubist will have the same rights and obligations as the manufacturer and supplier that Alnylam held prior to such time under the Supply Agreement Term Sheet or the Supply Agreement, as the case may be.

Section 6.4  Technology Transfer.  Promptly after a decision of the Parties  or election by Cubist under Section 6.2 to transfer Manufacture of the API Bulk Drug Substance or Finished Product (as applicable) to Cubist or to a Third Party API Bulk Drug Substance supplier or Finished Product supplier with whom Cubist enters into an agreement, as permitted under Section 6.2, Alnylam will transfer to Cubist or to such Third Party supplier all documents and Manufacturing information and other Know-How necessary or reasonably useful to enable Cubist to Manufacture or have Manufactured the API Bulk Drug Substance and Finished Product (as applicable).  Alnylam’s costs and expenses incurred in connection with any such transfer of technology under this Section 6.4 shall []*, to the extent consistent with this Agreement.

ARTICLE VII

FINANCIAL PROVISIONS

Section 7.1  Upfront Fee.  Within five (5) Business Days after the Effective Date, Cubist shall pay Alnylam a non-refundable, non-creditable initial payment of Twenty Million Dollars ($20,000,000).

Section 7.2  Development Milestones.  Cubist shall make the non-refundable, non-creditable milestone payments set forth below to Alnylam not later than []* after the earliest date on which the corresponding milestone event set forth below has been achieved:

Milestone Event	Payment*

(a) Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication in the EMEA or in a Major EU Country	$[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Milestone Event	Payment*

(b) First Commercial Sale of a Licensed Product in any indication in a Major EU Country	$[]*

(c)  Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication other than the indication with respect to which the milestone event described in Section 7.2(a) above was achieved in the EMEA or in a Major EU Country

$[]*

(d)  Regulatory Approval of a Licensed Product for any indication other than the indication with respect to which the milestone event described in Section 7.2(a) above was achieved in the EMEA or in a Major EU Country

$[]*

*The milestone payments for RSV02 Products and Additional RSV Products shall be []* percent ([]*%) of the amounts set forth in the chart above.

The milestone payments set forth in this Section 7.2 shall be paid only once, upon the first achievement of the applicable milestone event by the first Licensed Product to achieve such milestone event; provided that if any such milestone event is first achieved by an RSV02 Product or an Additional RSV Product such that Cubist pays []* percent ([]*%) of the amount set forth in the table above in connection with the achievement of such milestone, then []* percent ([]*%) of such milestone amount shall be paid by Cubist if such milestone event is subsequently achieved by an RSV01 Product.

Section 7.3  Sales Milestones.  In addition to all other amounts payable under this Agreement, Cubist shall make non-refundable, non-creditable milestone payments set forth below to Alnylam  upon the achievement of the milestone events set forth below, such payment to be made as set forth below:

Milestone Event	Payment*

Calendar Year Net Sales of Licensed Product in the Royalty Territory greater than $[]*	$[]*

Calendar Year Net Sales of Licensed Product in the Royalty Territory greater than $[]*	$[]*

Calendar Year Net Sales of Licensed Product in the Royalty Territory greater than $[]*	$[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

*The milestone payments for RSV02 Products and Additional RSV Products shall be []* percent ([]*%) of the amounts set forth in the chart above.

The milestone payments set forth in this Section 7.3 shall each be payable only once, upon the first achievement of the applicable Net Sales threshold in a given Calendar Year; provided that if any such success milestone is first achieved by an RSV02 Product or an Additional RSV Product such that Cubist pays []* percent ([]*%) of the amount set forth in the table above in connection with the achievement of such milestone, then []* percent ([]*%) of such milestone amount shall be paid by Cubist if the milestone event is subsequently achieved by an RSV01 Product.

For purposes of determining whether a milestone event set forth in this Section 7.3 has occurred (and without creating an obligation to pay the milestone more than once as set forth in the preceding paragraph of this Section 7.3), Calendar Year Net Sales shall be calculated for each Licensed Product separately.

If more than one of such milestone events first occurs based on sales of Licensed Product in the same Calendar Year, all of such milestone payments shall be paid for such Calendar Year.  If a milestone payment set forth above is earned based on Net Sales over a period that is shorter in duration than a full Calendar Year, such payment shall become due and payable []* after the end of the Calendar Quarter in which the milestone event is achieved.

Section 7.4  N.A. Pre-Tax Profit or Loss.

(a)                                  Allocation of N.A. Pre-Tax Profit or Loss.  Subject to Section 5.3(b), the Parties shall share in N.A. Pre-Tax Profit or Loss for the Profit-Share Territory as follows:  fifty percent (50%) to Alnylam and fifty percent (50%) to Cubist.  N.A. Pre-Tax Profit or Loss shall be calculated in accordance with Section 7.4(b).  It is understood that costs and expenses included in components of N.A. Pre-Tax Profit or Loss shall not be double counted and shall not also be included in Development Costs.

(b)                                 Quarterly Reconciliation of N.A. Pre-Tax Profit or Loss.

(i)            Within []* after the end of each Calendar Quarter after the Effective Date, Cubist shall submit to Alnylam a written report setting forth (A) all Net Sales of Licensed Products in the Profit-Share Territory made by Cubist or its Related Parties during such Calendar Quarter, together with an accounting of the deductions from gross invoice price to Net Sales in accordance with Section 1.76, (B) all Sublicense Income received during such Calendar Quarter, and (C) the Cost of Goods Sold, Commercialization Costs and Distribution Costs incurred by Cubist with respect to Licensed Products in the Field in the Profit-Share Territory.

(ii)           Within []* after the end of each Calendar Quarter after the Effective Date, Alnylam shall submit to Cubist a written report setting forth the Cost of Goods Sold, Commercialization Costs and Distribution Costs incurred by Alnylam with respect to Licensed Products in the Field in the Profit-Share Territory.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(iii)                               In submitting the reports contemplated by Sections 7.4(b)(i) and 7.4(b)(ii), subject to Section 5.3(c), the Parties shall submit costs and expenses for inclusion in the reconciliation of N.A. Pre-Tax Profit or Loss only to the extent such costs and expenses were made or incurred by such Party for activities described in the then current Commercialization Plan, or (B) as otherwise approved by the JSC or JCT.

(iv)                              Within []* after the receipt of Alnylam’s report pursuant to Section 7.4(b)(ii), Cubist shall submit to Alnylam a written report setting forth in reasonable detail the calculation of N.A. Pre-Tax Profit or Loss and the calculation of the net amount owed by Cubist to Alnylam, or by Alnylam to Cubist, in order to ensure the sharing of N.A. Pre-Tax Profit or Loss set forth in Section 7.4(a).  The net amount payable shall be paid by Cubist or by Alnylam (as the case may be) within []* after the end of the applicable Calendar Quarter.

Section 7.5  Licensed Product Royalties in the Royalty Territory.

(a)                                  Royalty Rates.  Subject to Sections 7.5(b), 7.5(c), 7.5(d), 7.6, 7.7, 7.8 and 7.9, Cubist shall pay to Alnylam royalties on the aggregate Net Sales in the Royalty Territory of each Licensed Product by Cubist or its Related Parties, determined on a Licensed Product-by-Licensed Product basis, as follows:

Calendar Year Net Sales of Licensed Product	Royalty Rate for RSV01 Products (as a percentage of such Net Sales)	Royalty Rate for Licensed Products other than RSV01 Products (as a percentage of such Net Sales)
$[]* - $[]*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*
Greater than $[]*	[]%*	[]%*

(b)                                 Applicability of Royalty Rates to Net Sales in the Royalty Territory.  Royalties on aggregate Net Sales of Licensed Product in the Royalty Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels above during such Calendar Year.  For example, subject to Sections 7.5(c), 7.5(d), 7.6,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

7.7, 7.8 and 7.9, if, during a Calendar Year, Net Sales of an RSV01 Product were equal to $[]*, the royalty payable by Cubist would be calculated by []*.

(c)                                  Royalties in North America After Exercise of the Opt-Out Option.  In the event Alnylam exercises its Opt-Out Option under Section 4.7, (i) the Royalty Territory shall be expanded to include North America, and (ii) Net Sales of Licensed Products for purposes of calculating the royalty tiers shall be determined separately for North America and the rest of the Territory in accordance with Section 4.7(a), provided that the royalty rates applicable to North America shall be those set forth in Section 4.7(a).

(d)                                 Royalty Term and Adjustments.  The obligations of Cubist to make royalty payments at the full rates recited in Section 7.5(a) shall commence on the Effective Date and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the later of:  (i) the expiration of the Legal Exclusivity Period or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country by Cubist or its Related Parties (the “Royalty Term”).  The foregoing provisions of this Section 7.5(d) notwithstanding, the royalties payable with respect to Net Sales of a Licensed Product sold in any country in the Royalty Territory shall be reduced to []* percent ([]*%) of the amounts otherwise payable pursuant to Section 7.5(a) (as further adjusted by the other provisions of this Article VII), during any portion of the Royalty Term when there is not an applicable Legal Exclusivity Period in effect with respect to such Licensed Product in such country.

Section 7.6  Adjustments for Necessary Third Party IP Payments in the Royalty Territory.

(a)                                  With respect to Licensed Products in the Royalty Territory, (i) subject to Section 7.9, Alnylam shall bear []* percent ([]*%) of any royalties, upfront fees, milestones or other payments owed under the Existing Alnylam In-Licenses with respect to the Development, Manufacture or Commercialization of a Licensed Product in the Field in the Royalty Territory; (ii) subject to Sections 7.6(b) and 7.9, Cubist shall bear []* percent ([]*%) of any royalties upfront fees, milestones or other payments under the Alnylam In-Licenses, other than the Existing Alnylam In-Licenses, to the extent reasonably allocable to Necessary Third Party IP for the Development, Manufacture or Commercialization of a Licensed Product in the Field in the Royalty Territory; and (iii) subject to Sections 7.6(b) and 7.9, Cubist shall bear []* percent ([]*%) of any royalties upfront fees, milestones or other payments under the Cubist In-Licenses, to the extent reasonably allocable to Necessary Third Party IP for the Development, Manufacture or Commercialization of a Licensed Product in the Field in the Royalty Territory.  Any such amounts shall be paid by Cubist or paid by Alnylam and reimbursed by Cubist; provided that if such amounts are paid by Alnylam, Alnylam shall invoice Cubist for the amounts identified on a Calendar Quarter basis, and Cubist shall pay such invoices within []* after receipt of Alnylam’s invoice.

(b)                                 Subject to Section 7.9, []* percent ([]*%) of all royalties, upfront fees, milestones or other payments under the Alnylam In-Licenses and the Cubist In-Licenses actually

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

paid by Cubist pursuant to Section 7.6(a)(ii) or 7.6(a)(iii) shall be fully creditable against royalties payable by Cubist to Alnylam pursuant to Section 7.5(a) or Section 4.7.  []*.

Section 7.7  Necessary Third Party IP in the Profit-Share Territory.  With respect to  Licensed Product in the Profit-Share Territory, (a) []* percent ([]*%) of any royalties, upfront fees, milestones or other payments under the Alnylam In-Licenses (other than Existing Alnylam In-Licenses), (b) []* percent ([]*%) of royalties payable under Existing Alnylam In-Licenses up to []* percent ([]*%) of Net Sales, (c) []* percent ([]*%) of the allocated milestones under Existing Alnylam In-Licenses that are identified on Exhibit H, and (d) ([]*%) of any royalties, upfront fees, milestones or other payments under the Cubist In-Licenses, in each case under clauses (a), (b), (c) and (d), to the extent reasonably allocable to Necessary Third Party IP for the Development, Manufacture or Commercialization of Licensed Products in the Field for the Profit-Share Territory, shall be included in Commercialization Costs or Development Costs, as applicable; provided that it is understood that []* percent ([]*%) of the allocated milestones identified on Exhibit H shall be included in Commercialization Costs or Development Costs, as the case may be, with respect to Licensed Products for the Profit-Share Territory.  Alnylam shall bear []* percent ([]*%) of any royalties, up-front fees, milestones or other payments owed under the Existing Alnylam In-Licenses with respect to Development, Manufacture or Commercialization of Licensed Product in the Field in the Profit-Share Territory to the extent not covered under the preceding sentence.

Section 7.8  Royalty Adjustments for Generic Products.  If, during a given Calendar Quarter, there is Generic Competition in a particular country of the Royalty Territory with respect to a Licensed Product, then subject to Section 7.9, the royalties payable on the Net Sales of such Licensed Product in such country during such Calendar Quarter shall be reduced to (a) []* percent ([]*%) of the amounts otherwise payable pursuant to Section 7.5(a), as adjusted by the other provisions of this Article VII, with respect to such Licensed Product in such country for such Calendar Quarter, and (b) []* percent ([]*%) of the amounts otherwise payable pursuant to Section 7.5(a), as adjusted by the other provisions of this Article VII, with respect to such Licensed Product in such country for such Calendar Quarter where the market share in such country for the Generic Product (determined in accordance with Section 1.54) is greater than []* percent ([]*%).

Section 7.9  Minimum Payments in the Royalty Territory.

(a)                                  Unless the reductions in Section 7.8(b) apply, notwithstanding anything to the contrary in Section 7.5, 7.6 or 7.8, with respect to any Licensed Product in any country in the Royalty Territory in any Calendar Quarter, if the royalty payments (after all adjustments and reductions) to be made to Alnylam by Cubist would otherwise be less than the royalty amounts payable by Alnylam (and not reimbursed by Cubist) to Third Parties under the Alnylam In-Licenses with respect to such Net Sales of Licensed Product in the Royalty Territory plus []*  percent ([]*%) of the Net Sales of such Licensed Product in the Royalty Territory in such Calendar Quarter, then Alnylam shall invoice Cubist for such shortfall amounts on a Calendar Quarter basis, and Cubist shall pay such invoices within []* after receipt of Alnylam’s invoice.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(b)                                 If the reductions in Section 7.8(b) apply, notwithstanding anything to the contrary in Section 7.5, 7.6 or 7.8, with respect to any Licensed Product in any country in the Royalty Territory in any Calendar Quarter, if the royalty payments (after all adjustments and reductions) to be made to Alnylam by Cubist would otherwise be less than the amounts payable by Alnylam to Third Parties under the Alnylam In-Licenses plus []* percent ([]*%) of the Net Sales of such Licensed Product in such Calendar Quarter in the Royalty Territory, then Alnylam shall invoice Cubist for such shortfall amounts on a Calendar Quarter basis, and Cubist shall pay such invoices within []* after receipt of Alnylam’s invoice.

(c)                                  If the provisions of Section 4.7(a)(ix) apply, notwithstanding anything to the contrary in Section 4.7(a)(ix) or this Article VII, if the portion of Sublicense Income attributable to the Net Sales of Licensed Products by such Cubist Sublicensee in such country(ies) in North America in any Calendar Quarter would otherwise be less than the royalty amounts payable by Alnylam to Third Parties under the Alnylam In-Licenses with respect to such Net Sales of Licensed Product in such country(ies) in North America in such Calendar Quarter plus []* percent ([]*%) of such Net Sales, then Alnylam shall invoice Cubist for such shortfall amounts on a Calendar Quarter basis, and Cubist shall pay such invoices within []* after receipt of Alnylam’s invoice.

Section 7.10  Royalty Reports; Payments.  Within []* after the end of each Calendar Quarter for which royalties are payable by Cubist to Alnylam with respect to Net Sales of Licensed Products in the Royalty Territory pursuant to Section 7.5, Cubist shall submit to Alnylam a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales (including an accounting of all unit sales of Licensed Product and calculation of the deductions from gross invoice price to Net Sales in accordance with Section 1.76) made during such Calendar Quarter and the calculation of the applicable royalties under Section 7.5(a).  Cubist shall pay to Alnylam all amounts payable by it under Section 7.5 as indicated in the report at the time Cubist submits the report.

Section 7.11  Payments from Alnylam to Cubist; Reports.  Alnylam will pay Cubist []* percent ([]*%) of any Asian Partner Payments received by Alnylam from its Asian Partner after the Effective Date, in accordance with this Section 7.11.  No sooner than []* and no later than []* after the end of each Calendar Quarter in which Alnylam receives Asian Partner Payments, Alnylam shall submit to Cubist a report, providing in reasonable detail an accounting of all Asian Partner Payments received by Alnylam during such Calendar Quarter and the calculation of the applicable payment under this Section 7.11.  Alnylam shall pay to Cubist all amounts payable by it under this Section 7.11 as indicated in the report at the time Alnylam submits the report.  As used in this Section 7.11, “Asian Partner Payments” means any of the following received by Alnylam from its Asian Partner:  (a) []*.  For avoidance of doubt, this Section 7.11 survives any termination of this Agreement as long as such termination occurs after NDA submission in the United States.

Section 7.12  Audits.  Each Party shall keep complete and accurate records of the items underlying Development Costs, Commercialization Costs, Distribution Costs, Net Sales, Cost of

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Goods Sold, Necessary IP Rights, royalties, milestones, other license fees and other payments and the elements required to calculate N.A. Pre-Tax Profit or Loss relating to the reports and payments required by Sections 4.4, 4.5, 4.7, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11.  Each Party will have the right []* at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party in the location(s) where such records are maintained by the other Party upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 4.4, 4.5, 4.7, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11 within the prior []* period.  If the review of such records reveals that the other Party has failed to accurately report information pursuant to Sections 4.4, 4.5, 4.7, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11, then the other Party shall promptly pay to the auditing Party any resulting amounts due under such Sections, together with interest calculated in the manner provided in Section 7.17.  If any such discrepancies are greater than five percent (5%) of the amounts actually due for any Calendar Quarter under Sections 4.4, 4.5, 4.7, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10  and 7.11, the other Party shall pay all of the costs of such review.

Section 7.13  Tax Matters.

(a)                                  Cubist will make all payments to Alnylam under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable Law to be made on account of Taxes (as that term is defined in Section 7.13(e) below).

(b)                                 Any Tax required to be withheld under applicable Law on amounts payable under this Agreement will promptly be paid by Cubist on behalf of Alnylam to the appropriate Governmental Authority, and Cubist will furnish Alnylam with proof of payment of such Tax.  Any such Tax required to be withheld will be an expense of and borne by Alnylam.  Cubist will give notice of its intention to begin withholding any such Tax in advance and cooperate to use reasonable and legal efforts to reduce such Tax on payments made to Alnylam hereunder.

(c)                                  Cubist and Alnylam will cooperate with respect to all documentation required by any relevant Government Authority or reasonably requested by Cubist to secure a reduction in the rate of applicable withholding Taxes.

(d)                                 If Cubist had a duty to withhold Taxes in connection with any payment it made to Alnylam under this Agreement but Cubist failed to withhold, and such Taxes were assessed against and paid by Cubist, then Alnylam will indemnify and hold harmless Cubist from and against such Taxes (including interest).  If Cubist makes a claim under this Section 7.13(d), it will comply with the obligations imposed by Section 7.13(b) as if Cubist had withheld Taxes from a payment to Alnylam.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(e)                                  Solely for purposes of this Section 7.13, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a Government Authority.

Section 7.14  United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

Section 7.15  Currency Exchange.  All payments to be made by Cubist to Alnylam shall be made in U.S. dollars, to an Alnylam bank account able to receive U.S. dollars.  In the case of sales outside the United States, royalty payments by Cubist to Alnylam shall be converted to U.S. dollars in accordance with the following:  the rate of currency conversion shall be calculated using a simple average of mid-month and month-end spot rates as published by The Wall Street Journal, Eastern Edition.  This method of conversion is and shall be consistent with Cubist’s then current methods.  Cubist shall give Alnylam prompt written notice of any changes to Cubist’s customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion.

Section 7.16  Blocked Payments.  If, by reason of applicable Law in any country, it becomes impossible or illegal for Cubist or its Related Party(ies) to transfer, or have transferred on its behalf, royalties or other payments to Alnylam, Cubist shall promptly notify Alnylam of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Alnylam in a recognized banking institution designated by Alnylam or, if none is designated by Alnylam within a period of []*, in a recognized banking institution selected by Cubist or its Related Party(ies), as the case may be, and identified in a notice given to Alnylam.

Section 7.17  Late Payments.  The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

Section 7.18  No Overlapping Royalties.  Notwithstanding any other provision of this Agreement, in no event shall any royalty payment provided for under any Section of this Agreement be paid with respect to any sale of a specific Licensed Product to the extent a royalty has been paid pursuant to any other Section of this Agreement with respect to such sale of the same specific Licensed Product; provided that the higher royalty amount is paid, and provided further that the foregoing shall not apply to the payment of sales milestones under Sections 4.7, 7.3 and 11.4.

Section 7.19  Reporting.  The Parties will use the Calendar Year to establish monthly, quarterly and annual time periods for all of their financial budgeting and actual reporting requirements, including N.A. Pre-Tax Profit or Loss reporting.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 7.20  Resolution of Disputes.  If there is a dispute, claim or controversy relating to any financial obligation by one Party to the other Party pursuant to this Agreement, such Party shall provide such other Party with written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute within []* after the date such written notice is received.  If no such resolution is reached by the Parties, the dispute shall be resolved through the procedures set forth in Article XII.  Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder; provided that all amounts that are not in dispute shall be paid in accordance with this Agreement.

ARTICLE VIII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

Section 8.1  Inventorship.  Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

Section 8.2  Ownership.  Subject to the licenses and rights granted to Cubist under this Agreement, Alnylam shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Alnylam or acquired solely by Alnylam in the course of conducting the Collaboration.  Subject to the licenses and rights granted to Alnylam under this Agreement, Cubist shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Cubist or acquired solely by Cubist in the course of conducting the Collaboration.  The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly in the course of conducting the Collaboration.

Section 8.3  Prosecution and Maintenance of Patent Rights.

(a)                                  Cubist Technology.  Cubist shall have the sole right to, at Cubist’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Cubist Technology (other than Joint Collaboration IP), in Cubist’s name.

(b)                                 Alnylam Technology.  Alnylam shall have the sole right to, at Alnylam’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Alnylam Technology (other than Joint Collaboration IP), in Alnylam’s name.  Alnylam shall provide to Cubist copies of all prosecution filings related to Alnylam Sequence Specific Patent Rights sent to or received from patent offices in the Territory, unless otherwise directed by Cubist, and, with respect to patent applications containing Alnylam Sequence Specific Patent Rights having information not previously filed that

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

is intended to be submitted to patent offices in the Territory, shall use reasonable efforts to provide Cubist with a draft of each such filing reasonably in advance of submission and shall consider in good faith any comments regarding such draft application that Cubist may timely provide.  In addition, Alnylam shall provide to Cubist such other information related to prosecution of the Alnylam Patent Rights as Cubist may from time to time reasonably request to allow Cubist to track prosecution and maintenance of Alnylam Patent Rights.  In the event Alnylam decides not to file a patent application on Alnylam Know-How that would contain Alnylam Sequence Specific Patent Rights, or decides to abandon prosecution of any Alnylam Sequence Specific Patent Rights or decides to not otherwise maintain or extend any Alnylam Sequence Specific Patent Rights, Alnylam shall give Cubist written notice sufficiently in advance of any loss of rights to allow Cubist to file, prosecute, maintain or extend, as the case may be, such Alnylam Sequence Specific Patent Rights, in Alnylam’s name.

(c)                                  Joint Collaboration IP.

(i)                                     Alnylam shall have the first right to, at Alnylam’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights included in Joint Collaboration IP, in the names of both Alnylam and Cubist.  Cubist shall use Diligent Efforts to make available to Alnylam or its authorized attorneys, agents or representatives, such of its employees as Alnylam in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint Collaboration IP.  Each Party shall sign, or use Diligent Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration IP, at its own cost.

(ii)                                  If Alnylam elects not to seek or continue to seek or maintain patent protection on any Joint Collaboration IP in the Territory, Cubist shall have the right to, at Cubist’s discretion, to seek, prosecute and maintain in any country in the Territory patent protection on such Joint Collaboration IP in the names of both Alnylam and Cubist.  Alnylam shall use Diligent Efforts to make available to Cubist its authorized attorneys, agents or representatives, such of Alnylam’s employees as are reasonably necessary to assist Cubist in obtaining and maintaining the patent protection described under this Section 8.3(c)(ii).  Alnylam shall sign or use Diligent Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

(iii)                               With respect to Patent Rights included in the Joint Collaboration IP, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within []* after submitting or receiving such filings or correspondence, with copies of all filings and correspondence submitted to and received from patent offices in the Territory and, with respect to substantive filings and correspondence to be submitted to patent offices in the Territory, shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(d)                                 Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights Controlled by either Party that Cover Licensed Product in the Territory.  The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, the patent or the claims of the patent shall be selected on the basis of the scope, enforceability and remaining term of the patent in the relevant country or region.  All filings for such extensions shall be made by the Party Controlling such patent or, in the case of Patent Rights included in the Joint Collaboration IP, by the Party responsible for filing, prosecuting and maintaining such Patent Rights in accordance with this Section 8.3.

(e)                                  Patent Expenses.  The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of Alnylam Technology and Cubist Technology (“Patent Expenses”) shall be borne by the Party responsible for filing, prosecuting and maintaining such Patent Rights under this Section 8.3; provided that []*.

Section 8.4  Third Party Infringement.

(a)                                  Notices.  Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement of any Alnylam Technology or Cubist Technology being used in the Collaboration, including any Joint Collaboration IP or (ii) unauthorized use or misappropriation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware, in each case only to the extent relevant to the Development, Manufacture or Commercialization of Licensed Product and involving a competing product (“Competitive Infringement”) in the Territory, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

(b)                                 Rights to Enforce.

(i)                                     Cubist’s First Right.  Subject to the provisions of any Third Party agreement under which Cubist’s rights in Cubist Technology are granted, Cubist shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Cubist Patent Rights, Cubist Know-How, or Cubist Collaboration IP.

(ii)                                  Alnylam’s First Right.  Subject to the provisions of any Third Party agreement under which Alnylam’s rights in Alnylam Technology are granted and subject to Section 8.4(b)(iii) below, Alnylam shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

authorization any Know-How, comprising Alnylam Patent Rights, Alnylam Know-How, Alnylam Collaboration IP or Joint Collaboration IP.

(iii)                               Requests to Initiate Enforcement Action.  Alnylam will consider in good faith any request from Cubist to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the Territory of Alnylam Patent Rights, Alnylam Know-How, Alnylam Collaboration IP or Joint Collaboration IP; provided, however, that Alnylam shall not be required to initiate any such suit.  If, however, Alnylam elects not to initiate such suit with respect to Alnylam Sequence Specific Patent Rights or Alnylam Sequence Specific Know-How, or otherwise does not commence suit with respect to Alnylam Sequence Specific Patent Rights within []* after Cubist’s request made under the preceding sentence, Cubist shall have the right to initiate such suit with respect to the Alnylam Sequence Specific Patent Rights and to join Alnylam as a party.

(c)                                  Procedures; Expenses and Recoveries.  The Party having the right to initiate any infringement suit under Section 8.4(b) above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party; provided that with respect to any such suit, the Parties may mutually agree to jointly bear such costs and expenses, in which case the allocation of recoveries described below may be adjusted as mutually agreed by the Parties.  If required under applicable Law in order for the initiating Party to initiate or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.  In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance.  The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in respect of a Competitive Infringement in the Royalty Territory, such amounts shall be allocated, subject to any adjustment to such allocation agreed by the Parties in connection with an agreement to jointly bear the costs and expenses of the infringement action as described above, as follows:

(i)                                     first, to reimburse each Party for all expenses of the suit incurred by such Party, including attorneys’ fees and disbursements, court costs and other litigation expenses;

(ii)                                  second, []* percent ([]*%) of the balance to be paid to the Party initiating the suit; and

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(iii)                               third, the remainder to be paid to the other Party.

With respect to any such suit in the Profit-Share Territory, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in respect of a Competitive Infringement in the Profit-Share Territory, shall []*.

Section 8.5  Claimed Infringement; Third Party Challenges to Patent Rights.  If a Party (a) becomes aware of any claim that the Development, Manufacture or Commercialization of Licensed Product in the Territory infringes the Patent Rights of any Third Party or (b) receives any notices regarding or becomes party to any Action in which a Third Party challenges or denies the validity or enforceability of any Patent Rights licensed to the other Party hereunder, or any claim thereof (i) Controlled by such Party in the Profit-Share Territory, (ii) Covering Licensed Product, (iii) specific to Licensed Product in the Field and (iv) not broadly applicable to RNAi Products, such Party shall promptly notify the other Party.  With respect to any matter described in the foregoing clause (a), in any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action, which may include settlement of such claim.  Each Party shall have an equal right to participate in any settlement discussions that are held with such Third Parties.  If there is a dispute between the Parties as to whether or not Third Party Patent Rights at issue in such matter described in the foregoing clause (a) Cover Licensed Product, the Parties agree to select an independent patent counsel to decide whether or not the subject Third Party Patent Rights Cover Licensed Product.  The Parties agree that if such patent counsel determines that such Third Party Patent Rights Cover Licensed Product, they will accept such determination for purposes of Sections 7.6 and 7.7.  If the decision is that such Third Party Patent Rights do not Cover Licensed Product, either Party may still obtain a license, but shall be solely responsible for any payment obligations to the Third Party.  With respect to any matter described in the foregoing clause (b), the Parties shall cooperate and shall mutually agree upon an appropriate course of action, and the Party responsible for filing, prosecuting and maintaining such Patent Rights pursuant to Section 8.3 shall have responsibility for defending the patentability, validity and/or enforceability of such Patent Rights in such Action.  The reasonable out-of-pocket costs incurred by the defending Party or any of its Related Parties with respect to such Action described in the foregoing clause (b) []*.  For the avoidance of doubt, the costs incurred by a defending Party or any of its Related Parties with respect to an Action of the kind described in the foregoing clause (b), but with respect to Patent Rights outside the Profit-Share Territory, []*; provided that, if such matter arises in the context of an Action brought by a Party pursuant to Section 8.4, the costs of such Action shall be borne as provided in Section 8.4.  Each Party shall also provide to the other Party copies of any other notices it receives or has received from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Manufacture or Commercialization of Licensed Product in the Territory.  Such notices shall be provided promptly, but in no event after more than []* after receipt thereof.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 8.6  Third Party Technology.

(a)                                  If after the Effective Date, (i) Alnylam or any of its Affiliates acquires from a Third Party Know-How or Patent Rights that would fall within the definition of Alnylam Technology but for the proviso of Section 1.24 and that is subject to payment obligations to such Third Party, or (ii) Cubist or any of its Affiliates acquires from a Third Party Know-How or Patent Rights within the definition of Cubist Technology but for the proviso of Section 1.24 and that is subject to payment obligations to such Third Party (collectively, “Third Party Technology”) then the Party acquiring the Third Party Technology shall promptly so notify the other Party and provide to such other Party a copy of the agreement and a written description of the payment obligations that would be allocated to []* in the Royalty Territory, or []*, or paid by Alnylam under Section 3.2(d) with respect to the Development, Manufacture or Commercialization of Licensed Product for Asia (as the case may be), in each case which allocation shall be determined []*.

(b)                                 Cubist may elect to include Third Party Technology acquired by Alnylam or any of its Affiliates in the rights and licenses granted to Cubist under Section 3.1 with respect to the Development, Manufacture or Commercialization of Licensed Products in the Royalty Territory by providing written notice to Alnylam of such election prior to Commercialization of such Licensed Product in the Royalty Territory, and, in such event, such Third Party Technology shall be deemed included within the definition of Alnylam Patent Rights, Alnylam Know-How and Alnylam Technology, as applicable, and the agreement with the Third Party under which such Third Party Technology was acquired shall be included in the definition of Alnylam In-License, in each case solely with respect to the Royalty Territory. Notwithstanding anything in this Agreement to the contrary, neither Alnylam nor any of its Affiliates shall enter into any agreement with any Third Party or take any other action that would prevent such Third Party Technology acquired by Alnylam or any of its Affiliates from becoming Alnylam Technology upon Cubist’s election in accordance with this Section 8.6(b) or the election of the JSC or JCT under Section 8.6(c).

(c)                                  The JSC or JCT may elect to include Third Party Technology acquired by Alnylam or any of its Affiliates within the rights and licenses granted to Cubist pursuant to Section 3.1, or by Cubist or any of its Affiliates within the rights and licenses granted to Alnylam pursuant to Section 3.2, in each case with respect to Development, Manufacture or Commercialization of Licensed Products in the Profit-Share Territory by providing written notice to Alnylam or Cubist (as the case may be) of such election prior to the Commercialization of such Licensed Product in the Profit-Share Territory, and, in such event, such Third Party Technology shall be deemed included in the definition of Alnylam Patent Rights, Alnylam Know-How and Alnylam Technology, or Cubist Patent Rights, Cubist Know-How and Cubist Technology, as the case may be, and the agreement with the Third Party under which such Third Party Technology was acquired shall be included in the definition of Alnylam In-License or Cubist In-License (as applicable), in each case solely with respect to the Profit-Share Territory.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(d)                                 Alnylam may elect to include Third Party Technology acquired by Cubist or any of its Affiliates in the rights and licenses granted to Alnylam pursuant to Section 3.2 with respect to (i) the Development, Manufacture or Commercialization of Licensed Products for Asia, (ii) the fulfillment of its obligations under this Agreement with respect to the Collaboration, and (iii) the Manufacture of Licensed Products for the Royalty Territory by providing written notice to Cubist of such election prior to the Commercialization of such Licensed Product in Asia, and, in such event, such Third Party Technology shall be deemed included within the definition of Cubist Patent Rights, Cubist Know-How and Cubist Technology, as the case may be, and the agreement with the Third Party under which such Third Party Technology was acquired shall be included in the definition of Cubist In-License.  Neither Cubist nor any of its Affiliates shall enter into any agreement with any Third Party or take any other action that would prevent Third Party Technology acquired by Cubist or any of its Affiliates from becoming Cubist Technology, upon Alnylam’s election in accordance with this Section 8.6(d) or the election of the JSC or JCT under Section 8.6(c).

Section 8.7  Patent Marking.  Each Party agrees to comply with the patent marking statutes in each country in which Licensed Product is sold by such Party or its Related Parties.

Section 8.8  Trademarks.

(a)                                  Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

(b)                                 Cubist will develop and propose, and the JCT shall review and comment on, one or more Product Trademark(s) for use by Cubist and its Related Parties throughout the Territory.  Such Product Trademark(s) considered by the JCT may, with Alnylam’s consent, not to be unreasonably withheld or delayed, include the Product Trademark(s) developed or used by Alnylam with respect to Licensed Product in Asia (the “Alnylam Trademarks”).  Any Product Trademark(s) (other than the Alnylam Trademarks) that are used by Cubist to promote and sell Licensed Product in the Territory are hereinafter referred to as the “Cubist Trademarks”.  Alnylam (or its Related Parties, as appropriate) shall own all rights to Alnylam Trademarks, and all goodwill associated therewith, throughout the world.  Cubist (or its Related Parties, as appropriate) shall own all rights to Cubist Trademarks and all goodwill associated therewith, throughout the world.  Alnylam shall also own rights to any Internet domain names incorporating the applicable Alnylam Trademarks or any variation or part of such Alnylam Trademarks used as its URL address or any part of such address; and Cubist shall also own rights to any Internet domain names incorporating the applicable Cubist Trademarks or any variation or part of such Cubist Trademarks used as its URL address or any part of such address.

(c)                                  If Alnylam Trademarks are used to promote and sell Licensed Product in the Territory, then the following provisions shall apply:  Alnylam shall grant Cubist an exclusive license to use such Alnylam Trademarks to Commercialize Licensed Product in the Territory.  Cubist agrees that the quality of Licensed Product and the Manufacture and Commercialization thereof shall be consistent with the quality standards applied by Alnylam thereto.  In addition,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Cubist shall comply strictly with Alnylam’s trademark style and usage standards that Alnylam communicates to Cubist from time to time with respect to the Alnylam Trademarks.  Cubist shall, at []* expense in the Royalty Territory and subject to []* for the Profit-Share Territory, at the request of Alnylam from time to time, submit to Alnylam for approval a reasonable number of production samples of Licensed Product and related packaging materials.  If Alnylam reasonably objects to the quality of Licensed Product or the usage of the Alnylam Trademarks in connection with any sample, it shall give written notice of such objection to Cubist within []* after receipt by Alnylam of the sample, specifying the way in which such usage of the Alnylam Trademarks fails to meet the style, usage or quality standards for Licensed Product set forth in the second and third sentences of this Section 8.8(c), and Cubist shall []* cease sale and distribution of Licensed Product.  If Cubist wishes to continue to distribute and sell Licensed Product, it must remedy the failure and submit further samples to Alnylam for approval.

(d)                                 If Alnylam Trademarks are used to promote and sell Licensed Product in the Territory, then Alnylam will use Diligent Efforts to establish, maintain and enforce such Alnylam Trademarks in the applicable countries in the Territory.  Cubist shall be responsible for []* percent ([]*%) of the costs of such efforts in the Royalty Territory and Cubist shall reimburse Alnylam for []* such costs incurred by Alnylam within []* after receiving any invoice from Alnylam for such costs.  []* in the costs of such efforts in the Profit-Share Territory and Cubist shall reimburse Alnylam for []* percent ([]*%) of such costs incurred by Alnylam within []* after receiving any invoice from Alnylam for such share of such costs.  Cubist will use Diligent Efforts to establish, maintain and enforce the Cubist Trademarks in the Territory, at its expense, subject to the applicable cost sharing provisions for the Profit-Share Territory.

(e)                                  If either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including by the institution of legal proceedings against such Third Party.

ARTICLE IX

CONFIDENTIALITY AND PUBLICITY

Section 9.1  Confidential Information.  During the Term and for a period of []* after any termination or expiration hereof, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  The terms of this Agreement shall be considered Confidential Information of both Parties hereunder.  The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 9.1 shall not apply to any Confidential Information that:

(a)                                  was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(b)                                 is or becomes part of the public domain through no fault of the receiving Party;

(c)                                  is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party; or

(d)                                 is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, such Party shall provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances, shall consider in good faith the other Party’s comments, and shall disclose only such Confidential Information of such other Party as is required to be disclosed.  In addition, either Party may disclose to bona fide potential investors, lenders, potential acquirors/acquirees, and potential and existing collaborators, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or transaction, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

Section 9.2  Employee, Consultant and Advisor Obligations and Disclosure to Regulatory Authorities.  Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and permitted subcontractors, Sublicensees, Alnylam’s Asian Partner and sub-distributors, and to the employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors of the receiving Party’s Affiliates, who in such Party’s reasonable judgment have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 9.1; provided that Alnylam and Cubist shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors, and, in the case of Alnylam, Alnylam’s Asian Partner, to treat such Confidential Information as required under Section 9.1 (as if such Affiliates, employees, consultants, advisors and permitted subcontractors, Sublicensees and sub-distributors were Parties directly bound to the requirements of Section 9.1).  Each Party may also disclose Confidential Information of the other Party to Regulatory Authorities, but solely in connection with the  activities contemplated by this

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Agreement, including activities by Alnylam or its Asian Partner with respect to the Development, Manufacture or Commercialization of Licensed Products for Asia.

Section 9.3  Certain Disclosures by Alnylam or Cubist.  Notwithstanding anything in this Agreement to the contrary, but subject to the last paragraph of Section 9.1, Alnylam and Cubist agree that, except as contemplated by the Development Plan or as otherwise directed by the JSC, neither Alnylam or any of its Affiliates nor Cubist or any of its Affiliates shall disclose their own Confidential Information that is specific to Licensed Product other than to any of their respective Related Parties;, provided that either Party or any of its Affiliates may disclose its own Confidential Information that is specific to Licensed Product (a) to the same extent as it is allowed to disclose the other Party’s Confidential Information under Section 9.2 or (b) in connection with Development, Manufacture or Commercialization of Licensed Product in the Territory or Asia.

Section 9.4  Publicity.  Upon the execution of this Agreement, the Parties shall issue a joint press release regarding the subject matter of this Agreement in the form attached as Exhibit I.  After such initial joint press release, neither Party shall issue a press release or make a public announcement relating to Licensed Product or this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (a) a Party may issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (b) a Party may issue such a press release or public announcement if required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, in each case under clause (a) or (b) after first notifying the other Party of such planned press release or public announcement at least []* Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements made pursuant to the foregoing clause (b), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least []* Business Days in advance) for the sole purpose of allowing the other Party to review the proposed press release or public announcement for the inclusion of Confidential Information or the use of its name; provided that the Party subject to the requirement shall include in such press release or public announcement made pursuant to the foregoing clause (b) only such information relating to Licensed Product or this Agreement as is required by such applicable Law.

Section 9.5  Publications.  Subject to the restrictions provided below, the JSC shall determine the publication strategy for the Territory.  In the event either Party is permitted by the JSC to publish or present the results of Development carried out on Licensed Product, such publication or presentation shall be subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information.  Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of the Product.  Each Party shall designate a person or persons who shall be responsible for reviewing such publications.  Such designated

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

person shall respond in writing promptly and in no event later than []* days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal.  In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed []* days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party shall remove from such proposed publication any Confidential Information of the other Party as requested by such other Party.  With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, including Related Parties such materials shall be subject to review under this Section 9.5 to the extent that Alnylam or Cubist, as the case may be, has the right to do so.

Section 9.6  Asian Partner.  Alnylam shall use Diligent Efforts to amend its agreement with its Asian Partner such that any press releases and publications related to Licensed Product by such Asian Partner are subject to the review and approval procedures set forth in Sections 9.4 and 9.5.

Section 9.7  Coordination with Alnylam’s Asian Partner.  Alnylam and Cubist shall use Diligent Efforts to meet (in-person or via video conference or teleconference) with representatives of Alnylam’s Asian Partner to discuss and coordinate their respective activities with respect to Licensed Products, including:  (a) adverse event reporting, (b) publications and press releases, (c) sharing of data and Confidential Information, (d) Manufacturing and (e) review of Development activities.

ARTICLE X

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS; INDEMNIFICATION

Section 10.1  Exclusivity Covenant.  During the Term, neither Party nor its Affiliates shall, outside this Agreement, directly or indirectly, conduct Development of, Manufacture or Commercialize a Directly Competitive Product, anywhere in the Territory or grant rights to an Third Party to do any of the foregoing.  If either Party or its Affiliates would violate the provisions of this Section 10.1 as a result of a merger, acquisition or combination with a Third Party, (a) []* with the understanding that the foregoing right shall in no way diminish a Party’s obligations to use Diligent Efforts to Develop, Manufacture or Commercialize Licensed Product under this Agreement.

Section 10.2  Representations of Authority.  Alnylam and Cubist each represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Section 10.3  Consents.  Alnylam and Cubist each represents and warrants to the other Party that, except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Licensed Product, all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

Section 10.4  No Conflict.  Alnylam and Cubist each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable Laws existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.  Each Party shall comply with all Laws applicable to the Development, Manufacture and Commercialization of the Product, including applicable Drug Regulation Laws, Clinical Investigation Laws and Health Care Laws.

Section 10.5  Enforceability.  Alnylam and Cubist each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

Section 10.6  Sales Representatives.

(a)                                  Cubist represents and warrants to Alnylam that it will use Diligent Efforts to cause its Sales Representatives in the Territory not to make statements, claims or undertakings to any Person with whom they discuss or promote Licensed Product that are not consistent with, and not to provide or use any labeling, literature, or other materials other than those consistent with, Promotional Materials provided to the JCT for review and comment in advance of use in the Territory.  Cubist shall not, and shall use Diligent Efforts to cause its Sales Representatives not to, make any representation, statement, warranty or guaranty with respect to Licensed Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing Licensed Product, including Cubist’s standard limited warranty and disclaimers, if any.

(b)                                 Cubist represents and warrants to Alnylam that it shall use Diligent Efforts to cause its Sales Representatives to comply with the applicable Laws and guidelines and related to the performance of its obligations hereunder, including the Federal Food, Drug and Cosmetics Act, the Prescription Drug Marketing Act of 1987, the Federal and State Anti-Kickback Statutes and all applicable regulations thereunder, and AMA Guidelines on Gifts to Physicians from Industry and PhRMA Guidelines, and all relevant EMEA regulations, authorizations and local laws regarding advertisement, sale and promotion of pharmaceutical products as well as any

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

relevant code of practice, in each case as amended from time to time, and to comply with the policies in Cubist’s compliance training materials for the Territory.

Section 10.7  Additional Representations and Warranties of Alnylam.  Alnylam represents and warrants to Cubist that, except as set forth on Schedule 10.7, as of the Effective Date:

(a)                                  Exhibit A sets forth a complete and accurate list of (i) the Alnylam Patent Rights owned by Alnylam, and (ii) to the Knowledge of Alnylam after due inquiry,  the Alnylam Patent Rights in-licensed by Alnylam, in each case as of the Effective Date.

(b)                                 Alnylam has not granted, and during the Term will not grant, rights to any Third Party under the Alnylam Technology that conflict with the rights granted to Cubist hereunder and such Alnylam Technology is held free and clear of any liens, security interests and other similar encumbrances.

(c)                                  Alnylam has not received any written notice of (i) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field in the Territory, or (ii) any threatened claims or litigation seeking to invalidate or otherwise challenge the Alnylam Patent Rights owned by Alnylam or Alnylam’s rights therein.

(d)                                 To the Knowledge of Alnylam after due inquiry, none of the Alnylam Patent Rights owned by Alnylam are subject to any pending re-examination, opposition, interference or litigation proceedings.

(e)                                  Alnylam has provided Cubist with access to (i) all documents requested by Cubist and in Alnylam’s possession or control relating to the Alnylam Patent Rights and Alnylam Know-How and (ii) all other information in Alnylam’s possession or control that, in Alnylam’s reasonable judgment, is materially adverse to Cubist’s freedom to operate under the Alnylam Patent Rights or to use Alnylam Know-How in the Field in the Territory.

(f)                                    To the Knowledge of Alnylam after due inquiry, there have been (i) no material inventorship or ownership challenges with respect to any of the Alnylam Patent Rights or Alnylam Know-How and (ii) no inventorship or ownership challenges of any kind with respect to the Alnylam Sequence Specific Patent Rights.

(g)                                 Exhibit F sets forth a true and complete list of all material agreements, including license agreements, clinical trial agreements and manufacturing or supply agreements, to which Alnylam is a party and which relate to Licensed Product in the Territory.  Alnylam is not in breach under any of the agreements listed on Exhibit F, nor, to the Knowledge of Alnylam, is any other party thereto.  Alnylam has not received any notice of breach under any of the agreements listed in Exhibit F.  Alnylam has previously provided Cubist with access to true and complete copies (or, in the case of clinical trial agreements, a representative form of clinical trial agreement) of each of the agreements listed on Exhibit F.  The Alnylam In-License Agreements

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

are in full force and effect and Alnylam will maintain the Alnylam In-License Agreements in full force and effect during the Term, will perform all of its obligations thereunder and will not amend any such agreement in a manner that would adversely affect the rights and obligations of Cubist under this Agreement.  Alnylam will notify Cubist promptly upon receiving any notice of material breach from a party thereunder.

(h)                                 To the Knowledge of Alnylam, no Third Party is infringing any claims of any issued patents encompassed within the Alnylam Patent Rights by offering for sale or selling any Directly Competitive Product in the Territory.

(i)                                     The Alnylam Patent Rights in the Territory that are pending patent applications as of the Effective Date are being diligently prosecuted at the respective patent offices, and, to the Knowledge of Alnylam after due inquiry, the Alnylam Patent Rights in the Territory that are granted have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, in each case subject to Alnylam’s reasonable business judgment regarding the management of such patent portfolio.

(j)                                     To the Knowledge of Alnylam after due inquiry, the Development and Manufacture of Licensed Product in the Territory to date has been conducted by Alnylam and its Affiliates and its subcontractors, in compliance (in all material respects) with all applicable Laws.  To the Knowledge of Alnylam after due inquiry, neither Alnylam nor any of its Affiliates, nor any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority.

(k)                                  Except as would not have a material adverse effect on the Development, Manufacture or Commercialization of Licensed Products or Cubist’s rights under this Agreement, all testing and research of Licensed Products (excluding the manufacture of materials used in clinical trials) by Alnylam and its Affiliates have been conducted in compliance with Good Clinical Practices and Good Laboratory Practices applicable and required at the time such activity was performed and all materials used in clinical trials of Licensed Products by Alnylam and its Affiliates have been Manufactured in compliance with Good Manufacturing Practices applicable at the time such activity was performed.

(l)                                     To the Knowledge of Alnylam after due inquiry, there is no material matter concerning the safety or efficacy of any Licensed Product as to which Alnylam has not provided Cubist with access to all material information.  Alnylam has disclosed to Cubist or made available to Cubist for review all relevant data and documentation in its control that is material in order to assess the safety and efficacy of Licensed Product.

(m)                               There are no inquiries, actions or other proceedings pending before or, to the Knowledge of Alnylam, threatened by any Regulatory Authority with respect to Licensed Product or any facility where a Licensed Product is Manufactured, and neither Alnylam nor its Affiliates have received written notice threatening any such inquiry, action or other proceeding.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(n)                                 Except for disclosures (i) to Third Parties for evaluation purposes subject to confidentiality obligations, (ii) to Alnylam’s Asian Partner, (iii) to Third Party contractors providing research or development services to Alnylam and subject to confidentiality obligations, or (iv) made in Alnylam Patent Rights, Alnylam represents that it  has not licensed or disclosed Alnylam Sequence Specific Know-How to any Third Party.

(o)                                 Alnylam has not granted any right or license to Isis Pharmaceuticals, Inc. to Develop or Commercialize Licensed Products.

Section 10.8  Cubist Representation Regarding Cubist In-Licenses.  Cubist represents that there are no Cubist In-Licenses as of the Effective Date.

Section 10.9  No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO LICENSED PRODUCT.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCT WILL BE ACHIEVED.

Section 10.10  No Debarment.  Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately upon becoming aware that any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of Licensed Product.

Section 10.11  Indemnification.

(a)                                  General Indemnification by Cubist.  Cubist shall indemnify, hold harmless, and defend Alnylam, its Affiliates, and their respective directors, officers, employees and agents (the “Alnylam Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Cubist in this Agreement, or any breach or violation of any covenant or agreement of Cubist in or pursuant to this Agreement, or

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(ii) the negligence or willful misconduct by or of Cubist, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents in the performance of Cubist’s obligations under this Agreement. Cubist shall have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses in the Territory that arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement, the negligence or willful misconduct by or of any of the Alnylam Indemnitees or any Loss to the extent arising from or related to the Development, Manufacture, Commercialization, or use of Licensed Products outside the Field or for Asia by Alnylam or any of its Related Parties.

(b)                                 General Indemnification by Alnylam.  Alnylam shall indemnify, hold harmless, and defend Cubist, its Affiliates and their respective directors, officers, employees and agents (the “Cubist Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, or any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement, (ii) the negligence or willful misconduct by or of Alnylam, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents in the performance of Alnylam’s obligations under this Agreement or (iii) the Development, Manufacture, Commercialization, or use of Licensed Products outside the Field or for Asia by Alnylam or any of its Related Parties.  Alnylam shall have no obligation to indemnify the Cubist Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Cubist in this Agreement, or any breach or violation of any covenant or agreement of Cubist in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Cubist Indemnitees.

(c)                                  Product Liability.

(i)                                     Cubist shall indemnify and hold harmless the Alnylam Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Alnylam Indemnitees, or any of them, directly or indirectly relating to Licensed Product used or sold in the Territory under this Agreement and resulting from or arising out of the negligence, willful misconduct, or breach of this Agreement of or by Cubist or any of the other Cubist Indemnitees, except to the extent caused by the negligence, willful misconduct or breach of this Agreement of or by Alnylam or any of the other Alnylam Indemnitees.

(ii)                                  Alnylam shall indemnify and hold harmless the Cubist Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Cubist Indemnitees, or any of them, directly or indirectly relating to Licensed Product and resulting from or arising out of the negligence, willful misconduct, breach of this Agreement of or by Alnylam or any of the other Alnylam Indemnitees, or the Development, Manufacture, Commercialization, or use of Licensed Products

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

outside the Field or for Asia by Alnylam or any of its Related Parties, except to the extent caused by the negligence, willful misconduct or breach of this Agreement of or by Cubist or any of the other Cubist Indemnitees and related to the Territory.

(iii)                               Any Losses arising out of Third Party product liability claims (other than such claims entitled to indemnification under Section 10.10(c)(i) or 10.10(c)(ii)) shall be (A) []*.

(d)                                 Indemnification Procedure.  In the event of any such claim against any Cubist Indemnitee or Alnylam Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.  The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization.  Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 10.11(a), 10.11(b) or 10.11(c) may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

Section 10.12  Limitation of Liability.  NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE IX.  NOTHING IN THIS SECTION 10.12 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

Section 10.13  Insurance.  Each Party shall maintain insurance during the Term and for a period of at least []* years after the last commercial sale of a Licensed Product in the Field in the Territory under this Agreement, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Specifically, each Party shall maintain product and clinical trial liability insurance of at least $[]* per occurrence on a worldwide basis.  Each Party will further ensure compliance with all foreign local clinical trial liability insurance requirements that may apply with respect to Licensed Product.  Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

ARTICLE XI

TERM AND TERMINATION

Section 11.1  Term.  Unless terminated earlier in accordance with this Article XI, this Agreement shall remain in force for the period commencing on the Effective Date and expiring, on a Licensed Product-by-Licensed Product and country-by-country basis either (a) with respect to any country in the Royalty Territory, upon expiration of the applicable Royalty Term, or (b) with respect to the Profit-Share Territory until this Agreement is terminated in accordance with  Section 11.2(a), (the “Term”).  Upon expiration of the Term, the licenses granted to Cubist under Article III in the Royalty Territory shall convert to perpetual, exclusive fully paid-up, non-royalty-bearing licenses.

Section 11.2  Termination Rights.

(a)                                  Termination for Convenience.  Cubist shall have the right to terminate this Agreement at any time after the Effective Date (i) on three (3) months prior written notice to Alnylam if such notice is given prior to the acceptance for filing of the first application for Regulatory Approval of a Licensed Product in a country or regulatory jurisdiction in the Territory, or (ii) on nine (9) months prior written notice if such notice is given after the acceptance for filing of the first application for Regulatory Approval of a Licensed Product in a country or regulatory jurisdiction in the Territory.

(b)                                 Termination for Cause.  This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of a material obligation hereunder and has not cured such breach within []* in the case of a payment breach or []* in the case of all other material breaches of material obligations, after written notice of the breach.

(c)                                  Challenges of Patent Rights.  If a Party or any of its Related Parties (the “Challenging Party”) (i) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Patent Rights of the other Party (i.e.,  the Patent Rights included in the Alnylam Technology or the Patent Rights included in the Cubist Technology, as the case may be), or any claim thereof, or (ii) actively assists any other Person bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such other Party’s Patent Rights or any claim thereof, then the other Party (the “Non-Challenging Party”) will have the right, in its sole discretion, to give notice to the Challenging Party that the licenses granted to the Challenging Party with respect to all or any portion of the Non-Challenging Party’s Patent Rights included in the Alnylam Technology or the Cubist Technology (as the case may be) will terminate []* after such notice (or such longer period as the Non-Challenging Party may designate in such notice), and, unless the Challenging Party withdraws or causes to be withdrawn all such challenge(s) within such []* period (or such longer period as is

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

designated by the Non-Challenging Party), such license rights will so terminate.  The foregoing provisions of this Section 11.2(c) notwithstanding, if (x) Alnylam is the Non-Challenging Party, (y) Alnylam does not elect to terminate this Agreement pursuant to this Section 11.2(c), and (z) the patent challenge is unsuccessful, then (1) []*.  Notwithstanding anything in this Section 11.2(c) to the contrary, a challenge by Cubist as to whether a patent application was filed by Alnylam in good faith for purposes of the definition of Valid Claim shall not be considered a challenge for which Alnylam can exercise its rights under this Section 11.2(c).

Section 11.3  Effect of Termination.

(a)                                  Termination by Alnylam.  Without limiting any other legal or equitable remedies that Alnylam may have, if Alnylam terminates this Agreement in accordance with Section 11.2(b) or 11.2(c), then (i) Cubist’s obligations under Section []* shall survive for a period of []* after the effective date of termination, (ii) Cubist shall, for a period of []* following the date of notice of termination, continue to pay []* percent ([]*%) of []* and provided that the []* by Cubist under this clause shall not exceed (A) []* Dollars ($[]*) if Alnylam terminated this Agreement after the First Opt-Out Milestone and prior to the Second Opt-Out Milestone and (B) []* Dollars ($[]*) if Alnylam terminated this Agreement after the Second Opt-Out Milestone; (iii) the licenses granted to Alnylam in Section 3.2 shall survive and any restrictions on sublicensing shall no longer apply, (iv) Cubist shall as promptly as practicable transfer to Alnylam or Alnylam’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of Licensed Product and all Cubist Trademarks then being used in connection with Licensed Product, other than Cubist’s corporate trademarks (B) copies of all data, reports, records and materials, Commercialization Plans, marketing plans, Promotional Materials, and other sales and marketing related information in Cubist’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of Licensed Product, including all non-clinical and clinical data relating to Licensed Product, and customer lists and customer contact information and all Safety Data and other adverse event data in Cubist’s possession or Control; provided that (I) Cubist shall not be required by this provision to provide any confidential information to Alnylam and (II) Cubist shall use Diligent Efforts to obtain for Alnylam the right to access all such data, reports, records, materials, and other sales and marketing related information, and (C) all records and materials in Cubist’s possession or Control containing Confidential Information of Alnylam, (v) if requested by Alnylam, appoint Alnylam as Cubist’s or Cubist’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Alnylam or its designee, (vi) if the effective date of termination is after First Commercial Sale in any country in the Territory, then, if requested by Alnylam, Cubist shall appoint Alnylam as its exclusive distributor of Licensed Product in the Territory and grant Alnylam the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Alnylam or its designee, (vii) if Cubist or its Related Parties are Manufacturing Finished Product, []*, provided such period of time shall not exceed []*, unless otherwise agreed by Cubist, (viii) if

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Alnylam so requests, Cubist shall transfer to Alnylam any Third Party agreements relating to the Development, Manufacture or Commercialization of Licensed Product to which Cubist is a party, subject to any required consents of such Third Party, which Cubist shall use Diligent Efforts to obtain promptly, and (ix) []*.  Cubist shall execute all documents and take all such further actions, including, where applicable, the prompt assignment of Regulatory Approvals and Third Party agreements, as may be reasonably requested by Alnylam in order to give effect to the foregoing clauses (i) through (ix) as soon as practicable and in order to enable Alnylam to continue to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory in the same manner as was being conducted by Cubist prior to any such termination.

(b)                                 Termination by Cubist for Convenience.  If Cubist terminates this Agreement in accordance with Section 11.2(a), then the provisions of Section 11.3(a)(i)-(ix) shall apply, except that the period during which Cubist shall be required to continue to pay []* under Section 11.3(a)(ii) shall be []* (following the three month notice period) rather than the []* specified in Section 11.3(a)(ii).  In addition, during the applicable termination notice period pursuant to Section 11.2(a), Cubist shall continue to perform []* all Development, Manufacture and Commercialization activities with respect to Licensed Products in accordance with the plans for such activities reviewed and approved by the JSC and JCT prior to Cubist’s determination to terminate; provided that Alnylam may, in its discretion, elect to shorten such termination notice period in order to facilitate a more rapid reversion of all Licensed Product rights back to Alnylam by providing Cubist reasonable written notice of such election, in which case Cubist shall use Diligent Efforts to facilitate such more rapid reversion.  Cubist shall execute all documents and take all such further actions as may be reasonably requested by Alnylam in order to give effect to the foregoing provisions of this Section 11.3(b).

(c)                                  Termination by Cubist for Cause or for Patent Challenge by Alnylam.  Without limiting any other legal or equitable remedies that Cubist may have, if Cubist terminates this Agreement in accordance with Section 11.2(b) or 11.2(c), then the provisions of Section 11.3(a)(iii)-(viii) shall apply; provided that if Cubist has the right to terminate this Agreement in accordance with Section 11.2(b) or 11.2(c), then in lieu of exercising such termination right, Cubist may elect not to terminate this Agreement and to convert the Parties’ profit-sharing arrangement with respect to Licensed Product in the Profit-Share Territory to a royalty arrangement, in which case the consequences of such conversion shall be the same as those set forth in Section 4.7 (i.e., as if Alnylam had opted out of the profit-sharing arrangement) as of the time of such conversion, except that, if such termination occurs before the First Opt-Out Milestone, in lieu of any and all of the payments otherwise due to Alnylam under such Section and under Article VII of this Agreement, Cubist shall pay to Alnylam (i) royalties on Net Sales of Licensed Product by Cubist and its Related Parties equal to (A) in North America,  []* percent ([]*%) of the royalty amounts payable under Section 4.7(a)(viii) applicable after an exercise by Alnylam of the Opt-Out Option after the First Opt-Out Milestone but prior to the Second Opt-Out Milestone, subject to the adjustment provisions set forth in such Section and subject to Section 4.7(a)(ix), and (B) in the Territory outside of North America, []* percent ([]*%) of the royalty amounts payable under Section 7.5(a), subject to the adjustment provisions set forth in Sections 7.5(d), 7.6, 7.8, 7.9(b) (with respect to Section 7.9(b), as if the reductions in Section

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

7.8(b) apply, whether or not the conditions set forth in Section 7.8(b) for such reductions have been satisfied) and 7.10 through 7.20 (inclusive) (which, for such purpose, shall be modified as necessary to apply to the royalty obligations described in this Section 11.3(c)(i)(B) and (ii) milestone payments on milestones achieved by Cubist and its Related Parties with respect to Licensed Product equal to (A) in North America, []* percent ([]*%) of the milestone payment amounts payable under Sections 4.7(a)(vi) and 4.7(a)(vii) applicable after an exercise by Alnylam of the Opt-Out Option after the First Opt-Out Milestone but prior to the Second Opt-Out Milestone, subject to Section 4.7(a)(ix), and (B) in the Territory outside of North America, []* percent ([]*%) of the milestone payment amounts payable under Sections 7.2 and 7.3.  If Cubist terminates this Agreement pursuant to Section 11.2(a) or  11.2(b), Cubist may offset any unpaid amounts owed to Alnylam pursuant to Section 4.7 or Article VII by the amount of Cubist’s damages determined by any court having jurisdiction over such matter to have resulted from Alnylam’s breach of this Agreement.

Section 11.4  Payments to Cubist.  In the event Cubist terminates this Agreement under Section 11.2, and such termination occurs after the First Opt-Out Milestone, Alnylam shall thereafter make the following payments to Cubist:

(a)                                  Subject to Sections 11.4(f) and 11.4(g), Alnylam shall make the non-refundable, non-creditable milestone payments set forth below to Cubist not later than []* after the earliest date on which the corresponding milestone event set forth below has been achieved:

Milestone Event	Payment if Cubist’s Termination Takes Effect After the First Opt-Out Milestone but Prior to the Second Opt- Out Milestone	Payment if Cubist’s Termination Takes Effect After the Second Opt-Out Milestone	Section 11.4(g) Option I

(A)Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication in the United States	$[]*	$[]*	$[]*

(B) First Commercial Sale of a Licensed Product in any indication in the United States	$[]*	$[]*	$[]*

(C) Acceptance for filing of an application for Regulatory Approval for a Licensed Product for any indication other than the indication with respect to which the milestone event described in paragraph (A) above was achieved in the United States

	$[]*	$[]*	$[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Milestone Event	Payment if Cubist’s Termination Takes Effect After the First Opt-Out Milestone but Prior to the Second Opt- Out Milestone	Payment if Cubist’s Termination Takes Effect After the Second Opt-Out Milestone	Section 11.4(g) Option I

(D) Regulatory Approval of a Licensed Product for any indication other than the indication with respect to which the milestone event described in paragraph (A) above was achieved in the United States	$[]*	$[]*	$[]*

The milestone payments set forth in this Section 11.4(a) shall be paid only once, upon the first achievement of the applicable milestone event by the first Licensed Product to achieve such milestone event.

(b)                                 Subject to Sections 11.4(f) and 11.4(g), Alnylam shall make the non-refundable, non-creditable milestone payments set forth below to Cubist upon the achievement of the milestone events set forth below, such payment to be made as set forth below:

Milestone Event	Payment if Cubist’s Termination Takes Effect After the First Opt-Out Milestone but Prior to the Second Opt- Out Milestone	Payment if Cubist’s Termination Takes Effect After the Second Opt-Out Milestone	Section 11.4(g) Option I

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Milestone Event	Payment if Cubist’s Termination Takes Effect After the First Opt-Out Milestone but Prior to the Second Opt- Out Milestone	Payment if Cubist’s Termination Takes Effect After the Second Opt-Out Milestone	Section 11.4(g) Option I

Aggregate Calendar Year Net Sales of Licensed Products in North America greater than $[]*	$[]*	$[]*	$[]*

Subject to Section 11.4(c), the milestone payments set forth in this Section 11.4(b) shall be paid only once, upon the first achievement of the applicable milestone event.  For purposes of determining whether a milestone event set forth in this Section 11.4(b) has occurred (and without creating an obligation to pay the milestone more than once as set forth in the preceding sentence), Calendar Year Net Sales shall be aggregated for all Licensed Products sold in North America during the relevant Calendar Year.

If more than one of the milestone events set forth in this Section 11.4(b) first occurs based on sales of Licensed Product in North America in the same Calendar Year, all of such milestone payments shall be paid for such Calendar Year.  If a milestone payment set forth above is earned based on Net Sales over a period that is shorter in duration than a full Calendar Year, such payment shall become due and payable []* after the Calendar Quarter in which the milestone event is achieved.

(c)                                  Alnylam shall pay additional milestones upon each of the events listed in paragraphs (a) and (b) having been met in the Territory outside North America; provided that the payment amounts set forth above shall be reduced to []* percent ([]*%) of the amounts specified above.

(d)                                 Alnylam shall, subject to Sections 7.5(d), 7.6(b), 7.8, Sections 7.10 through 7.20 (inclusive) (which for such purpose, shall be modified as necessary to apply to the royalty obligations described in this Section 11.4 and to reflect the fact that Alnylam is the royalty-paying Party and Cubist is the royalty-receiving Party), Section 11.4(f) and Section 11.4(g), pay to Cubist royalties on the aggregate Net Sales (with such definition modified accordingly for this purpose) of Licensed Products in the Territory by Alnylam and its Sublicensees, as follows:

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Aggregate Calendar Year Net Sales of Licensed Products	Royalty Rate (as a Percentage of Such Aggregate Net Sales) if Cubist’s Termination Takes Effect After the First Opt-Out Milestone But Prior to the Second Opt-Out Milestone	Royalty Rate (as a Percentage of Such Aggregate Net Sales) if Cubist’s Termination Takes Effect After the Second Opt-Out Milestone	Section 11.4(g) Option I
$[]* - $[]*	[]%*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*
Greater than $[]* and less than or equal to $[]*	[]%*	[]%*	[]%*
Greater than $[]*	[]%*	[]%*	[]%*

(e)                                  In addition to the reductions and offsets otherwise provided for under this Section 11.4, (i) []* percent ([]*%) of the allocated milestone amounts under the Existing Alnylam In-Licenses that are identified on Exhibit H, and (ii) []* percent ([]*%) of all royalties on the Net Sales in North America of Licensed Products paid by Alnylam under the Existing Alnylam In-Licenses up to a maximum of []* percent ([]*%) of such Net Sales shall be creditable by Alnylam against all amounts payable by Alnylam to Cubist pursuant to this Section 11.4 (i.e. Alnylam’s maximum []* percent ([]*%) creditable share would be []* percent ([]*%) of such Net Sales).

(f)                                    The foregoing provisions of this Section 11.4 notwithstanding, if Alnylam granted or grants a sublicense under the Cubist Technology or a license under the Alnylam Technology to Develop or Commercialize Licensed Product in the Field in a country or countries in North America, then Alnylam shall have no payment obligations under Sections 11.4(a), (b), (c) or (d) with respect to development or sales milestones achieved, or Net Sales of Licensed Products sold, by such Alnylam Sublicensee or licensee in such country in North America, and,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

in lieu of such payments, Alnylam shall instead pay Cubist a portion of Sublicense Income received from such Third Party Sublicensee or licensee with respect to such country(ies) in North America in accordance with the following; provided that in no event shall the amount paid to Cubist be less than the amounts owed by Cubist or any of its Affiliates under any Cubist In-License with respect to such Licensed Product in such country(ies):

Effective Date of Cubist’s Termination	Percentage of Sublicense Income

After the First Opt-Out Milestone and prior to the Third Opt-Out Milestone	[]%*

After the Second Opt-Out Milestone	[]%*

For purposes of clarity, (A) if this Agreement is terminated by Cubist pursuant to Section 11.2 and such termination occurs prior to the First Opt-Out Milestone, Alnylam shall have no payment obligations to Cubist pursuant to this Section 11.4, and (B) if this Agreement is terminated by Cubist pursuant to Section 11.2 and such termination occurs after the First Opt-Out Milestone, Alnylam’s payment obligations under Sections 11.4(a), 11.4(b), 11.4(c) and 11.4(d), in each case subject to Section 11.4(e), shall apply with respect to development and sales milestones achieved, and the Net Sales of Licensed Products sold, by Alnylam and its Affiliates in such country(ies) in North America.

(g)                               Notwithstanding the foregoing provisions of this Section 11.4, if Cubist (i)  terminates this Agreement pursuant to Section 11.2 after the Second Opt-Out Milestone and (ii) []*, then:

A.                                   Alnylam shall promptly provide Cubist with a copy of such []* and with a summary of all relevant information relating to such []* for such Licensed Product for a pediatric clinical indication;

B.                                     Additionally, Alnylam shall provide Cubist with such additional information regarding such []* and planned []* as Alnylam may reasonably request;

C.                                     Within []* after receipt of the information and documents provided by Alnylam pursuant to clause (A); provided however in no event shall such time period expire earlier than []* after delivery of any information requested by Cubist pursuant to clause (B), Cubist shall make one of the following two elections and notify Alnylam of such election:  (I) elect to accept the milestones and royalties set forth in the column entitled “Section 11.4(g) Option I” in Sections 11.4(a), 11.4(b) and 11.4(d), in lieu of the otherwise applicable post-termination economics set forth above in Sections 11.4(a), 11.4(b) and 11.4(d) or (II) agree to fund []* percent ([]*%) of the

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

[]* for such subsequent additional []*, in which case there shall be no reduction to the applicable post-termination economics set forth above in Sections 11.4(a), 11.4(b) and 11.4(d);

D.                                    If Cubist makes the election set forth in clause (C)(I) above and Alnylam subsequently achieves a []* provided to Cubist by Alnylam pursuant to clause (A) above, Alnylam shall notify Cubist of such occurrence promptly after receipt of such []* and Cubist shall thereafter have an option, exercisable by providing Alnylam with notice of such exercise within []* after Cubist’s receipt of Alnylam’s notification, to pay Alnylam []* percent ([]*%) of the amount of the additional []* actually incurred by Alnylam in []* and, if Cubist exercises such option and thereafter makes such payment within []* after Cubist’s receipt of Alnylam’s notification, the reduction to Cubist’s post-termination economics set forth in clause (C)(I) above shall not apply; and

E.                                      If Cubist makes the election set forth in clause (C)(II) above, then the JSC shall be reconstituted and, []*, all Development and Manufacture for the purposes of Development of Licensed Product for the Profit-Share Territory shall again be subject to the provisions of this Agreement as if Cubist had not terminated the Agreement pursuant to Section 11.2. For purposes of clarity, (i) []*, the JSC will be dissolved again and Cubist will, from that point forward, receive milestones and royalties based upon the termination of this Agreement pursuant to Section 11.2 after the Second Opt-Out Milestone and (ii) at no time shall Cubist resume sharing in N.A. Pre-Tax Profit or Loss.

Section 11.5  Effect of Expiration or Termination; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination.  The provisions of Sections 3.2(a)(ii), 3.2(b)(ii), 3.2(c)(iv), 3.2(d), 3.3, 3.4, 3.5, 4.3(b), 4.3(c), 9.1, 9.2, 9.3, 10.11, 10.12, 10.13, 11.3 and 11.4, this Section 11.5 and Articles XII and XIII shall survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, shall survive.  Except as set forth in this Article XI, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

ARTICLE XII

FINAL DECISION-MAKING; DISPUTE RESOLUTION

Section 12.1  Disputes.  Except as otherwise provided in Section 2.5, the Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach, termination or validity hereof (collectively, “Dispute”).  In particular, the Chief Executive Officer of Alnylam and the Executive Officer of Cubist shall attempt to resolve all Disputes.  If the Chief Executive Officers cannot reach an agreement regarding a Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be finally resolved by binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by one or more arbitrators appointed in accordance with Section 12.2, and judgment on the arbitration award may be entered in any court having jurisdiction thereof or of the relevant Party or its assets.  As used in this Section 12.1, the term “Excluded Claim” means a dispute that concerns (a) []*.

Section 12.2  Arbitration.

(a)           The arbitration provided for in Section 12.1 shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration.  Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days after their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be Boston, Massachusetts, and all proceedings and communications shall be in English.

(b)           Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date on which  commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Massachusetts statute of limitations.  Any dispute concerning the application of the statute of limitations shall be resolved by the arbitrators.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

(c)           The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination, and this Agreement shall be terminated only if arbitrators determine that the termination of this Agreement is an appropriate remedy.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(d)           The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrators.

(e)           The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding the matters presented to the arbitrators.

ARTICLE XIII

MISCELLANEOUS

Section 13.1  Choice of Law.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 13.7 shall apply, the laws of the Commonwealth of Massachusetts excluding:  (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

Section 13.2  Notices.  Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four days after deposit in the mail or the Business Day next following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 13.2):

If to Alnylam:	Alnylam Pharmaceuticals, Inc. 300 Third Street Cambridge, Massachusetts 02142 U.S.A. Attention: Chief Executive Officer Facsimile No.: (617) 551-8101

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

With a copy to:	Alnylam Pharmaceuticals, Inc. 300 Third Street Cambridge, Massachusetts 02142 U.S.A. Attention: Vice President - Legal Facsimile No.: (617) 575-7315

If to Cubist:	Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421 U.S.A. Attention: President, Chief Executive Officer Facsimile No.: (781) 861-1412

With a copy to:	Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421 U.S.A. Attention: General Counsel Facsimile No.: (781) 860-1407

Section 13.3  Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 13.4  Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

Section 13.5  Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral.  Notwithstanding the authority granted to the JSC under this Agreement, this Agreement may be amended only in writing signed by properly authorized representatives of each of Alnylam and Cubist.  If a conflict arises between the Development Plan, the Global Strategic Commercialization Plan and the Commercialization plans and budgets, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern.

Section 13.6  Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party shall have any authority to bind or

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Cubist’s legal relationship under this Agreement to Alnylam shall be that of independent contractor.

Section 13.7  Submission to Jurisdiction.  Each Party submits to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration or an action on a claim that is not subject to arbitration by the terms of Section 12.1 of this Agreement.  Each Party further agrees that the jurisdiction of such courts shall be exclusive and that all claims in respect of such action or proceeding may be heard and determined only in such courts, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, except that an action or proceeding seeking injunctive relief or brought to enforce an arbitration decision issued pursuant to Section 12.2 may be brought in any court of competent jurisdiction.  Each Party waives any defense of lack of personal jurisdiction, improper venue or inconvenient forum to the maintenance of any action or proceeding in a state or federal court sitting in Boston, Massachusetts and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.2.  Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 13.8  Assignment; Successors.  Neither Alnylam nor Cubist may assign this Agreement in whole or in part, nor any rights hereunder, without the prior written consent of the other Party; provided that (a) either Party may assign this Agreement in whole or in part to an Affiliate on the condition that the assigning Party shall remain liable hereunder for the prompt payment and performance of all obligations of the assignee, which right to assign shall include the right to assign rights to receive any payments required under this Agreement consistent with license grants, sublicenses and other rights referenced in Sections 3.1, 3.2 and 3.4 upon reasonable written notice to the other Party of such assignment, and (b) this Agreement may be assigned by a Party if such Party merges with, or all or substantially all of such Party’s business or assets to which this Agreement relates are acquired by another Person (whether by merger, sale of assets, sale of stock or otherwise) (an “M&A Event”), to such Party’s merger partner or acquirer.   Each Party agrees that, notwithstanding any other provisions of this Agreement to the contrary, if an M&A Event occurs with respect to a Party, such M&A Event []*.  In the event the intellectual property or technology of such merger partner or acquirer of such Party, or of any Third Party that becomes an Affiliate of such Party by virtue of such M&A Event is the subject of an Alnylam In-license or Cubist In-license as of the date of the M&A Event, the terms of Section 8.6 shall continue to apply with respect to such intellectual property and technology.  Any assignment made other than in accordance with the immediately preceding sentence shall be wholly void and invalid, and the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

such assignment.  This Section 13.8 limits both the right and the power to assign this Agreement or rights under this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

Section 13.9  No Consequential or Punitive Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 13.9 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

Section 13.10  Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

Section 13.11  Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, locusts or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

Section 13.12  Construction.  Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as they from time to time may be enacted, repealed or amended, (c) any reference herein to

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; (f) all references herein to Articles, Sections,  Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (g) the word “or” is used in the inclusive sense (and/or).

Section 13.13  Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission or by electronic PDF transmission shall be deemed to be original signatures.

[Remainder of page intentionally left blank]

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

IN WITNESS WHEREOF, Alnylam and Cubist have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the dates written herein below.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John M. Maraganore
Title:	Chief Executive Officer
Date:	January 9, 2009

CCUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Title:	President, Chief Executive Officer
Date:	January 8, 2009

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

EXHIBIT A

Alnylam Patent Rights

RSV

Docket	Title	Country	App No	Filing date	Pub. No	Pub date	Status
[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

A-1

EXHIBIT B

ALN-RSV01

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

B-1

EXHIBIT C

Existing Alnylam In-Licenses

As of the Effective Date, Existing Alnylam In-Licenses includes the following Third Party agreements:

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

C-1

EXHIBIT D

Existing Alnylam Out-Licenses That Include Rights or Options to Licensed Products

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

D-1

EXHIBIT E

Development Plan Overview

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

E-1

EXHIBIT F

Material Agreements Related to Licensed Products in the Territory

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

F-1

EXHIBIT G

Supply Agreement Term Sheet

1.               Alnylam and Cubist shall use their commercially reasonable efforts to enter into a supply agreement (the “Supply Agreement”) among Alnylam, Cubist and Kyowa Hakko, which Supply Agreement will be consistent with the terms of this supply agreement term sheet (the “Supply Agreement Term Sheet”).  From the Effective Date until the effective date of the Supply Agreement, the terms of the Agreement and this Supply Agreement Term Sheet shall govern the Manufacture and supply of Licensed Product under the Agreement; provided, however, that in the event of conflict between this Supply Agreement Term Sheet and the Agreement, the terms of the Agreement shall apply.

2.               The Parties shall be responsible for establishing the specifications (the “Specifications”) and approving the master batch record, including the necessary documentation, certificates of analysis and test results, for the API Bulk Drug Substance and Finished Product to be supplied under the Supply Agreement.

3.               Until Regulatory Approval of a Licensed Product in the Territory, Alnylam shall supply API Bulk Drug Substance and Finished Product to Cubist for use in the Profit-Share Territory consistent with the Development Plan and for use in the Royalty Territory.  The costs for such API Bulk Drug Substance and Finished Product shall be determined in accordance with the Agreement.  Cubist shall use the API Bulk Drug Substance and Finished Product supplied by Alnylam solely for purposes contemplated under this Agreement and shall not transfer any such API Bulk Drug Substance or Finished Product to any Third Party for any other purpose.

4.               Unless agreed otherwise in writing by the Parties, []* before the commencement of each Calendar Quarter, Cubist will give to Alnylam a forecast of the estimated quarterly requirements of API Bulk Drug Substance and Finished Product for the Royalty Territory for the []* period commencing with such Calendar Quarter (the “Royalty Territory Forecast”).  Such Royalty Territory Forecast will include quantity and unit requirements for API Bulk Drug Substance and Finished Product on a country-by-country basis.  With respect to the Royalty Territory, []* percent ([]*%) of the forecasted requirements of API Bulk Drug Substance and Finished Product during the []* Calendar Quarters of such Royalty Territory Forecast, and []* percent ([]*%) of the forecasted requirements of API Bulk Drug Substance and Finished Product during the []* Calendar Quarters of such Royalty Territory Forecast, shall be considered binding on Cubist, and Alnylam shall supply such forecasted amounts.  The forecasted requirements of API Bulk Drug Substance and Finished Product during the []* Calendar Quarters of such Royalty Territory Forecast will be non-binding. Cubist will provide Alnylam with binding

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

purchase orders for API Bulk Drug Substance and Finished Product at least []* in advance of the delivery date for such API Bulk Drug Substance or Finished Product, as the case may be. In the event that Cubist requests any changes to forecast, Alnylam shall (i) use its commercially reasonable efforts to accommodate such requests and (ii) use its commercially reasonable efforts to minimize any costs incurred as a result of such changes.

5.               Unless agreed otherwise in writing by the Parties, []* before the commencement of each Calendar Quarter, the JSC or the JCT, as the case may be, will give to Alnylam a forecast of the estimated quarterly requirements of API Bulk Drug Substance and Finished Product for the Profit-Share Territory for the []* period commencing with such Calendar Quarter (the “Profit-Share Forecast” and together with the Royalty Territory Forecast, the “Forecast”).  Such Profit-Share Forecast will include quantity and unit requirements for API Bulk Drug Substance and Finished Product on a country-by-country basis.  With respect to the Profit-Share Territory, the JSC or the JCT, as the case may be, shall approve any changes in the amounts of Licensed Product to be Manufactured for the Profit-Share Forecast; provided, however, that Alnylam shall use its commercially reasonable efforts to minimize any costs incurred as a result of such changes, and for purposes of clarity, any such minimized costs shall be considered Development Costs or Commercialization Costs, as the case may be, for purposes of the Agreement.

6.               In the event of an actual or anticipated shortage of supply of API Bulk Drug Substance or Finished Product, Alnylam shall promptly notify Cubist and, unless otherwise agreed by the Parties, available supply shall be allocated between the Royalty Territory, the Profit-Share Territory and Asia on a pro-rata basis based on good faith forecasts of requirements.  In addition, Alnylam will use commercially reasonable efforts to resolve all failure to supply issues as promptly as possible in consultation with Cubist and Kyowa Hakko.

7.               If and to the extent that a Failure to Supply (as hereinafter defined) occurs, Cubist shall have the right to assume control of the Manufacture of Licensed Product; provided, however, that (a) the Parties, working through the JSC or JCT, as appropriate, will conduct an orderly transfer of the technology necessary to so Manufacture Licensed Product and (b) the Parties shall use Diligent Efforts to structure such transition in a manner that enables Alnylam to satisfy its supply obligations to Kyowa Hakko.  For purposes of this Supply Agreement Term Sheet, a “Failure to Supply” will be deemed to have occurred only after Alnylam has failed to deliver []* percent ([]*%) of the aggregate requirements for Licensed Product for a given Calendar Quarter in the Royalty Territory and the Profit-Share

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Territory, respectively, as described in the Forecast, in two out of any four consecutive Calendar Quarters.  Similarly, if Cubist suffers a Failure to Supply, Alnylam shall have the right to reassume control of the Manufacture of Licensed Product.

8.               Alnylam agrees that all API Bulk Drug Substance and Finished Product supplied to Cubist will, at the time of delivery to Cubist, have been Manufactured in accordance with the Specifications and the master batch record, and except for batches not intended for human use, with current Good Manufacturing Practices and equivalent Laws outside the United States (“cGMP”).  Alnylam will be solely responsible for all costs and expenses caused by failed batches, including batches which fail to meet the requirements of the previous sentence, as a result of the negligence or intentional misconduct of any Alnylam employee.

9.               In addition to more detailed terms regarding the matters specified above in this Supply Agreement Term Sheet, the Supply Agreement shall contain other customary supply agreement provisions, including indemnification provisions appropriate for a Supply Agreement.  Furthermore, Alnylam and Cubist will enter into a Technical and Quality Agreement with respect to the Licensed Product governing, among other things, quality assurance requirements, documentation and procedures, audit and inspection rights and similar matters.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

EXHIBIT H

Milestone Payments Under the Existing Alnylam In-Licenses

Existing Alnylam In license	Milestone	Alnylam Payment Obligation	Allocable Share of Milestone to be split in Profit-Share Territory
[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

H-1

EXHIBIT I

Press Release

Contacts:
Cubist Pharmaceuticals, Inc.	Alnylam Pharmaceuticals, Inc.
Eileen C. McIntyre	Cynthia Clayton (Investors)
781-860-8533	617-551-8207
eileen.mcintyre@cubist.com

Tara Murphy	Adriana Jenkins (Media)
Weber Shandwick	Yates Public Relations
617-520-7045	617-744-1713
TMurphy@WeberShandwick.com

Alnylam and Cubist Form Strategic Collaboration to Develop and Commercialize RNAi Therapeutics Targeting Respiratory Syncytial Virus (RSV) Infection

Lexington, Mass. and Cambridge, Mass., January 9, 2009 — Cubist Pharmaceuticals, Inc., (Nasdaq: CBST), a leading acute care biopharmaceutical company, and Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that they have formed a strategic collaboration to develop and commercialize Alnylam’s ALN-RSV program.  The RSV-specific RNAi therapeutic program includes ALN-RSV01, which is currently in Phase II clinical development for the treatment of respiratory syncytial virus (RSV) infection in adult lung transplant patients, as well as several other potent and specific second-generation RNAi-based RSV inhibitors in pre-clinical studies.

The collaboration is structured as a 50/50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin Co.,

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Ltd.  Alnylam will receive an upfront payment of $20 million.  In addition, Alnylam is eligible to receive development and sales milestone payments from Cubist that could total $82.5 million, for a total in upfront and potential milestone payments of $102.5 million, as well as double digit royalties on net sales outside of North America and Asia.  After achieving certain development milestones, Alnylam could convert the North American co-development and profit share to a royalty-bearing license with development and sales milestones.  Cubist will have sole rights for commercialization of the ALN-RSV program worldwide outside of Asia, subject to the cost and profit sharing in North America.

“Cubist is pleased to be working with Alnylam and to be involved in the development and potential commercialization of a therapy for this significant infectious disease,” said Michael W. Bonney, President and Chief Executive Officer of Cubist.  “We expect that this collaboration will leverage the development expertise and commercial success we have achieved in the area of infectious disease.  There is significant need for novel therapeutics to effectively treat patients with RSV infection, a leading cause of pediatric hospitalization and a prevalent infection in certain adult populations.  We are convinced that developing a treatment for RSV infection is an important therapeutic and commercial opportunity, and, like Alnylam, are committed to addressing this need.”

“We are excited to have formed this new alliance with Cubist — a like-minded organization that shares our commitment to bringing a novel RNAi therapeutic to patients infected with RSV.  We have tremendous respect for the Cubist team, and have been impressed with the development and ongoing commercial success they have had with their lead anti-infective program, CUBICIN® (daptomycin for injection),” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam.  “Partnering this program brings additional critical mass to the advancement of ALN-RSV01 and/or second-generation RSV-specific RNAi therapeutics in our broader program which we aim to advance through ongoing pre-clinical studies toward potential clinical studies as early as 2010. The partnership also provides Alnylam with yet additional financial flexibility to invest beyond RSV in the multiple product opportunities represented by our growing pipeline of novel RNAi therapeutics.”

In 2008, Alnylam conducted the GEMINI study in which ALN-RSV01 was evaluated in a double-blind, randomized, placebo-controlled Phase II clinical trial.  Data from this study showed that intranasally administered ALN-RSV01 demonstrated statistically significant anti-viral efficacy with an approximately 40% relative reduction in RSV infection rate and a 95% increase in the number of infection-free subjects, as compared with placebo.  The RNAi therapeutic is currently being studied in a double-blind, randomized, placebo-controlled Phase II clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 in adult lung transplant patients naturally infected with RSV.  As a secondary objective, this trial will evaluate the anti-viral activity of ALN-RSV01 in patients with a naturally acquired RSV lower respiratory tract infection.  Based on these and other data, Cubist and Alnylam will aim to maximize the value of the entire RSV program for advancement in pediatric and adult RSV-infected patients.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

About Respiratory Syncytial Virus (RSV)

RSV is a highly contagious virus that causes infections in both the upper and lower respiratory tract.  RSV infects nearly every child at least once by the age of two years and is a major cause of hospitalization due to respiratory infection in children and people with compromised immune systems, and others.  RSV infection typically results in cold-like symptoms but can lead to more serious respiratory illnesses such as croup, pneumonia, bronchiolitis, and in extreme cases, death.  RSV infection in the pediatric and adult populations account for more than 300,000 hospitalizations per year in the U.S.  In addition, RSV infection in infants has been linked to the development of childhood asthma.  As a result, there is a significant need for novel therapeutics to treat patients who become infected with RSV.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development.  Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine.  RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals.  By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon.  RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made.  RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Cubist Pharmaceuticals

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  Cubist has an agreement with AstraZeneca to handle U.S. hospital sales for their established broad spectrum antibiotic, MERREM® I.V. (meropenem for injection).  In addition to the collaboration with Alnylam on RSV announced today, the Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery; and two programs with recently submitted INDs that address unmet medical needs to treat Gram-negative infections and CDAD (Clostridium difficile-associated diarrhea).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi.  The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs.  Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell.  The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko.  In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis.  The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko, and Cubist.  To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010.  Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics.  Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.  For more information, please visit http://www.alnylam.com.Cubist Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding ALN-RSV01 and the ALN-RSV program as a potential treatment for RSV.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements.  These factors include the following: (i) Cubist and Alnylam’s ability to develop, manufacture and achieve commercial success for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (ii) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (iii) Cubist’s ability to conduct successful clinical trials in a timely manner; (iv) the demonstrated clinical efficacy and safety of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration as they relate to standards for regulatory approval and in comparison to competitive products; (v) ALN-RSV01 and other RNAi therapeutics that are the subject of this collaboration could take a significantly longer time to gain regulatory approval and market acceptance than Cubist or Alnylam expects or may never gain such approval or acceptance in RSV; (vi) others may develop RSV technologies or products superior to, and/or which reach the market

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

before ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (vii) technical difficulties or excessive costs relating to the manufacture of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (viii) a smaller market for ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration in RSV than Cubist or Alnylam currently anticipates; (ix) Cubist’s and Alnylam’s ability to adequately develop and maintain adequate protection for the intellectual property related to ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; and (x) a variety of other risks common to our industry that may be encountered with respect to the development, manufacture or commercialization of ALN-RSV, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and Cubist’s ability to attract and retain talented employees.  Drug development involves a very high degree of risk.  Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s most recent 10-K and 10-Q filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.  These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Alnylam Forward-Looking Statement

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including statements concerning the timing and scope of clinical trials and studies for ALN-RSV therapeutics, the potential to achieve certain results which could trigger milestone payments and royalties to Alnylam, and the potential market for novel RSV therapeutics, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.  In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  Alnylam does not assume any obligation to update any forward-looking statements.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.  AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

Schedule 10.7

Disclosure Schedule

This Disclosure Schedule is provided in connection with Section 10.7 of that certain Collaboration and License Agreement (the “Agreement”), dated January 9, 2009 between Alnylam Pharmaceuticals, Inc. (“Alnylam”) and Cubist Pharmaceuticals, Inc. (“Cubist”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement, unless the context indicates otherwise.

The section numbers below correspond to the section numbers of the representations and warranties in the Agreement.  An item of disclosure in any section or subsection of this Disclosure Schedule shall qualify other sections and subsections of the Agreement to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Inclusion of an item in this Disclosure Schedule does not necessarily indicate that an item is material or called for by a representation in the Agreement.

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

10.7-1

10.7 (b)

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

10.7-2

10.7(c)

[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

10.7-3

10.7 (d)

OPPOSITIONS & APPEALS

Patent #	# of Opponents	Opponents/Appellants	Status
[]*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

10.7-4

10.7(g)

•                  []*

*Confidential Treatment Requested.  Omitted portions filed separately with the Commission.

10.7-5